EXHIBIT (a)(1)(A)

Offer To Purchase For Cash
All Outstanding Shares Of Common Stock

of

Alliance Fiber Optic Products, Inc.
at
$18.50 Per Share
by
APRICOT MERGER COMPANY
a wholly owned subsidiary of
CORNING INCORPORATED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, (THE END OF THE DAY) ON THURSDAY,
MAY 19, 2016 UNLESS THE OFFER IS EXTENDED.

        Apricot Merger Company, a Delaware corporation (the "Purchaser"), a wholly owned subsidiary of Corning Incorporated, a New York corporation ("Corning"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share, and the related rights to purchase shares of Series A Preferred Stock distributed to the holders of the common stock of Alliance Fiber Optic Products, Inc., a Delaware corporation ("AFOP"), pursuant to the Amended and Restated Rights Agreement dated March 10, 2011, between AFOP and American Stock Transfer & Trust Company, LLC, as rights agent (each, a "Share" and collectively, the "Shares"), of AFOP, at a price of $18.50 per Share (the "Offer Price"), net to the holder thereof in cash, without interest and less any applicable withholding tax, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented, this "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer").

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 7, 2016 (as it may be amended from time to time, the "Merger Agreement"), by and among AFOP, Corning and the Purchaser. Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, pursuant to Section 251(h) of the Delaware General Corporate Law (the "DGCL"), the Purchaser and AFOP will merge (the "Merger"), with AFOP as the surviving corporation in the Merger continuing as a wholly owned subsidiary of Corning. As a result of the Merger, each outstanding Share (other than Shares held as treasury stock of AFOP, Shares owned by Corning or any subsidiary of Corning (including the Purchaser), and Shares held by a holder who is entitled to demand and properly exercises and perfects its demand for appraisal of such Shares in time and for such Shares in accordance with Section 262 of the DGCL) will at the effective time of the Merger be cancelled and converted into the right to receive an amount equal to the Offer Price, net to the holder thereof in cash, without interest and less any applicable withholding tax.

        On April 7, 2016, the AFOP Board of Directors (the "AFOP Board") unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of AFOP and its stockholders; (ii) approved and declared advisable and in the best interest of AFOP and its stockholders, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to the Purchaser in the Offer. Accordingly, and for other reasons described in more detail in the AFOP's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the stockholders of AFOP in connection with the Offer, the AFOP Board unanimously recommends that AFOP's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer. A joint press release, dated April 7, 2016, issued by Corning and AFOP announcing the Offer is filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC in connection with the Offer.

        There is no financing condition to the Offer. The Offer is, however, subject to the satisfaction of the Minimum Condition (as defined in the "Introduction" to the Offer to Purchase) and the other conditions described in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase. A summary of the principal terms of the Offer appears in Section 1—"Terms of the Offer" of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

        Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent, at its address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery (as it may be amended or supplemented, the "Notice of Guaranteed Delivery") and other related materials may be obtained from the Information Agent or at the website maintained by the United States Securities and Exchange Commission (the "SEC") at www.sec.gov. Stockholders of AFOP also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Information Agent for the Offer is:

Georgeson LLC
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
Call Toll-Free: (866) 203-9357
Email: AFOP@georgeson.com

April 21, 2016

 IMPORTANT

        Stockholders of AFOP desiring to tender Shares must:

  1.
  For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

  •
  contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

  2.
  For Shares that are registered in the stockholder's name and held in book-entry form:

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of this Offer to Purchase);

  •
  if using the Letter of Transmittal, have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the "Depositary"), at its address on the back of this Offer to Purchase before the expiration of the Offer; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

  3.
  For Shares that are registered in the stockholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

  •
  have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer.

        The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Depositary, is at the election and risk of the tendering stockholder.

* * * * *

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET		1
INTRODUCTION		12
THE TENDER OFFER		15
1.	Terms of the Offer	15
2.	Acceptance for Payment and Payment for Shares	16
3.	Procedures for Accepting the Offer and Tendering Shares	17
4.	Withdrawal Rights	20
5.	Material United States Federal Income Tax Consequences	21
6.	Price Range of the Shares; Dividends	24
7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations	24
8.	Certain Information Concerning AFOP	26
9.	Certain Information Concerning Corning and the Purchaser	26
10.	Background of the Offer; Past Contacts or Negotiations with AFOP	28
11.	Purpose of the Offer; Plans for AFOP; Other Matters	32
12.	Merger Agreement; Other Agreements	34
13.	Source and Amount of Funds	51
14.	Dividends and Distributions	51
15.	Certain Conditions of the Offer	51
16.	Certain Legal Matters; Required Regulatory Approvals	53
17.	Fees and Expenses	55
18.	Miscellaneous	55
SCHEDULE I INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF CORNING INCORPORATED AND APRICOT MERGER COMPANY		57

 SUMMARY TERM SHEET

        Apricot Merger Company (the "Purchaser"), a Delaware corporation, is a wholly owned subsidiary of Corning Incorporated ("Corning"), a New York corporation. The Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share, and the related rights to purchase shares of Series A Preferred Stock (the "Rights") distributed to the holders of the common stock of Alliance Fiber Optic Products, Inc., a Delaware corporation ("AFOP"), pursuant to the Amended and Restated Rights Agreement dated March 10, 2011, between AFOP and American Stock Transfer & Trust Company, LLC, as rights agent (the "Rights Agreement") (the "AFOP Common Stock" or the "Shares"), of AFOP, for $18.50 per Share (the "Offer Price"), net to the holder thereof in cash, without interest and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 7, 2016 (as it may be amended from time to time, the "Merger Agreement"), by and among AFOP, Corning and the Purchaser, which provides, among other things, that as soon as practicable following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, pursuant to Section 251(h) of the Delaware General Corporation Law (the "DGCL") the Purchaser and AFOP will merge (the "Merger"), with AFOP as the surviving corporation in the Merger continuing as a wholly owned subsidiary of Corning (the "Surviving Corporation"). The following are answers to some questions that you, as a stockholder of AFOP, may have about the Offer. We urge you to carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this Summary Term Sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to the Purchaser and, where appropriate, Corning. We use the term "Corning" to refer to Corning Incorporated alone, the term "Purchaser" to refer to Apricot Merger Company alone and the term "AFOP" to refer to Alliance Fiber Optic Products, Inc. See the "Introduction" and Section 9—"Certain Information Concerning Corning and the Purchaser" of this Offer to Purchase.

Securities Sought:	All of the outstanding shares of common stock, par value $0.001 per share, including the related rights to purchase shares of Series A Preferred Stock, of AFOP.
Offer Price Per Share:	$18.50 net to the holder thereof in cash, without interest thereon and less any required withholding of taxes.
Scheduled Expiration of the Offer:

12:00 midnight, New York City time (the end of the day) (the "Expiration Time") on May 19, 2016 (the "Expiration Date," unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event "Expiration Date" will mean the date at which the Offer, as so extended, will expire).

The Purchaser:	Apricot Merger Company, a wholly owned subsidiary of Corning.
Recommendation of the AFOP Board of Directors:

On April 7, 2016, the AFOP Board of Directors (the "AFOP Board") unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of AFOP and its stockholders; (ii) approved and declared advisable and in the best interest of AFOP and its stockholders, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to the Purchaser in the Offer. Accordingly, and for other reasons described in more detail in AFOP's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the stockholders of AFOP in connection with the Offer, the AFOP Board unanimously recommends that AFOP's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the "AFOP Board Recommendation").

Who is offering to buy my securities?

        The Purchaser, a Delaware corporation, was formed for the purpose of making this Offer. The Purchaser is a wholly owned subsidiary of Corning, a New York corporation.

What are the classes and amounts of securities sought in the Offer?

        We are offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. See the "Introduction" and Section 1—"Terms of the Offer" of this Offer to Purchase.

How much are you offering to pay? Will I have to pay any fees or commissions?

        We are offering to pay $18.50 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes. If you are a stockholder of AFOP who has Shares registered in your name and you tender directly to the Depositary, you will not be charged brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" and Section 1—"Terms of the Offer" of this Offer to Purchase.

Why are you making the Offer?

        We are making the Offer because we want to acquire AFOP. If the Offer is consummated, Corning intends to cause the Purchaser to consummate the Merger as soon as practicable pursuant to Section 251(h) of the DGCL, without a vote of AFOP's stockholders. See Section 11—"Purpose of the Offer; Plans for AFOP; Other Matters—No Stockholder Approval" of this Offer to Purchase.

        The purpose of the Merger is to acquire all of the issued and outstanding Shares not tendered pursuant to the Offer. Pursuant to the Merger Agreement, each remaining issued and outstanding Share (other than Shares held as treasury stock of AFOP, Shares owned by Corning or any subsidiary of Corning (including the Purchaser), and Shares held by a holder who is entitled to demand and properly exercises and perfects its demand for appraisal of such Shares in time and for such Shares in accordance with Section 262 of the DGCL) will be cancelled and converted into the right to receive an amount equal to the Offer Price. See Section 1—"Terms of the Offer" and Section 11—"Purpose of the Offer; Plans for AFOP; Other Matters" of this Offer to Purchase.

Is there an agreement governing the Offer?

        Yes. AFOP, Corning and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following completion of the Offer, the Merger. See Section 12—"Merger Agreement; Other Agreements" and Section 15—"Certain Conditions of the Offer" of this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. Corning, our parent company, will provide us with, or otherwise cause us to be provided with, sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. Corning intends to obtain such funds from its available cash resources. The Offer is not conditioned upon Corning or us obtaining financing. See Section 13—"Source and Amount of Funds" of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  we have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we will acquire any remaining Shares for the same cash price in the Merger.

        See Section 13—"Source and Amount of Funds" of this Offer to Purchase.

Do I have to vote to approve the Offer or the Merger?

        Your vote is not required to approve the Offer. You simply need to tender your Shares if you choose to do so. However, the Offer can be completed only if, among other things, the Minimum Condition (as defined below) is satisfied.

        If the Offer is completed, we expect that the Merger will be completed as soon as practicable following the time Purchaser irrevocably accepts for purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer (the "Acceptance Time") pursuant to Section 251(h) of the DGCL without a vote of AFOP's stockholders. See Section 11—"Purpose of the Offer; Plans for AFOP; Other Matters—No Stockholder Approval" of this Offer to Purchase.

How long do I have to decide whether to tender my Shares in the Offer?

        You will have at least until the expiration of the Offer to tender your Shares in the Offer. The current expiration of the Offer is 12:00 midnight, New York City time, (the end of the day) on the Expiration Date. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that (subject to the respective rights of Corning, the Purchaser and AFOP to terminate the Merger Agreement and the Offer as provided in the Merger Agreement):

  •
  We will extend the Offer for one or more periods of up to twenty (20) business days each if, on or prior to any then-scheduled Expiration Date, any of the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase are not satisfied or, where permitted by applicable law, waived by us or Corning.

  •
  We may also extend the Offer once, for a period of up to ten (10) business days (the "Dow Corning Extension"), by written notice (the "Dow Corning Extension Notice") if, on or prior to any then-scheduled Expiration Date, the transactions contemplated by the Transaction Agreement, dated as of December 10, 2015, among The Dow Chemical Company, Corning, Dow Corporation and HS Upstate Inc. (the "Dow Corning Transaction") have not been consummated. In no event will the Purchaser extend the Offer for this reason beyond June 3, 2016.

  •
  We will also extend the Offer for any period required by applicable law or applicable rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or its staff or the NASDAQ Global Market ("NASDAQ") applicable to the Offer.

        In no event will the Purchaser extend the Offer for any reason beyond July 15, 2016.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

What are the consequences of the Dow Corning Extension?

        If the Dow Corning Transaction has not been completed, we may extend the Offer once, for a period of up to ten (10) business days. If we choose to exercise our right to initiate the Dow Corning Extension, AFOP may deliver a certificate of AFOP (the "Extension Officers' Certificate"), executed by the Chief Executive Officer and the Chief Financial Officer of AFOP, to the effect that the Representations and Warranties Condition (as defined below) and the Material Adverse Effect Condition (as defined below) have been satisfied as of the date of such certificate. If AFOP delivers an Extension Officers' Certificate following the delivery of the Dow Corning Extension Notice, the Representations and Warranties Condition will be deemed thereafter to have been satisfied as of the Expiration Date, other than for failures of the Representations and Warranties Condition that result from intentional breaches of any representation and warranty during the Dow Corning Extension. Additionally, if AFOP delivers an Extension Officers' Certificate following the delivery of the Dow Corning Extension Notice, the Material Adverse Effect Condition will be deemed thereafter to have been satisfied as of the Expiration Date.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on the Dow Corning Extension, and Section 15—"Certain Conditions of the Offer" of this Offer to Purchase for more details on the effects of the Dow Corning Extension on the conditions to the Offer.

Will the Purchaser provide a subsequent offering period?

        We do not expect to provide a subsequent offering period. Pursuant to Section 251(h) of the DGCL, we expect to complete the Merger as soon as practicable following the Acceptance Time without a subsequent offering period.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the Depositary for the Offer, of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—"Terms of the Offer" of this Offer to Purchase.

What is the "Minimum Condition" to the Offer?

        We are not obligated to accept for payment or pay for any Shares in the Offer unless the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Purchaser, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis), and no less than a majority of the voting power of the shares of capital stock of AFOP then outstanding (determined on a fully diluted basis) and entitled to vote upon the adoption of the Merger Agreement and approval of the Merger (the "Minimum Condition"). For purposes of the Merger Agreement, calculations done on a fully diluted basis exclude options and other rights to acquire or obligation to issue Shares that are out of the money or not vested and exercisable. Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without counting as tendered Shares those Shares that are tendered pursuant to guaranteed delivery procedures that have not yet been received by the Depositary pursuant to such procedures, although such Shares will be counted for purposes of determining the number of outstanding Shares.

What are the conditions to the Offer other than the Minimum Condition?

        In addition to the Minimum Condition, we are not obligated to accept for payment or pay for any validly tendered Shares (subject to applicable rules and regulations of the SEC) and may delay the acceptance for payment of or the payment for any validly tendered Shares (subject to applicable rules and regulations of the SEC), if at the expiration of the Offer:

  (i)
  the expiration or early termination of any applicable waiting period or receipt of required clearance, consent, authorization or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any foreign antitrust laws has not been obtained or any waiting period (or extension thereof) or mandated filing has not lapsed at or prior to the Expiration Date;

  (ii)
  any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the Expiration Date:

  (a)
  any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making the Offer or the Merger illegal or otherwise prohibits, restrains or prevents the consummation of the Offer or the Merger (provided that Corning and the Purchaser have used their reasonable best efforts to oppose any such action by such governmental authority);

  (b)
  the representations and warranties of AFOP in the Merger Agreement (we refer to the following as the "Representations and Warranties Condition"):

  •
  as to, among other matters, the qualification and good standing of AFOP and its subsidiaries (except where any failure to be so qualified or in good standing would not either individually or in the aggregate have, or be reasonably expected to have, a material and adverse effect on AFOP and its subsidiaries (taken as a whole), and any failure to be so qualified or in good standing resulting from any change in applicable law occurring after the date of the Merger Agreement that does not have a disproportionately adverse effect on AFOP and its subsidiaries, taken as a whole, as compared to other persons operating in the same principal industries and geographic markets in which the AFOP and its subsidiaries operate, which, individually or in the aggregate, has not had a Material Adverse Effect (as defined in Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase)); provision by AFOP to Corning and the Purchaser of accurate and complete copies of the organizational or governing documents of AFOP and its subsidiaries; necessary corporate power and corporate authority of AFOP to enter into the Merger Agreement; and the absence, since December 31, 2015, of any Material Adverse Effect are not true and correct in all respects;

      •
      as to, among other matters, the subsidiaries of AFOP (including their jurisdiction of organization, authorized and outstanding equity interests and record owners of such outstanding equity interests) and the authorized capital stock of AFOP (including numbers of shares issued and outstanding and reserved or otherwise subject to issuance) are not true and correct in all respects, except for de minimis exceptions;

      •
      as to, among other matters, the organization, existence and good standing of AFOP and its subsidiaries, the requisite corporate or organizational power of AFOP and its subsidiaries necessary to own, lease or operate their respective properties and assets and conduct their respective businesses as currently conducted; the AFOP shares that are subject to issuance under AFOP stock plans being duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights; and AFOP's obligations to AFOP's financial advisor and lack of any other brokerage, finders', advisory or other similar fee are not true and correct in all material respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time);

      •
      other than those described above (without giving effect to any references to material adverse effect or materiality qualifications) are not true and correct in all respects as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect;

    (c)
    AFOP breaches or fails in any material respect to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure is not cured prior to the Expiration Date (the "Covenants Condition");

    (d)
    following the date of the Merger Agreement, there is a Material Adverse Effect (as defined in Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase) that is continuing (the "Material Adverse Effect Condition");

    (e)
    AFOP fails to deliver a certificate executed by its Chief Executive Officer and its Chief Financial Officer, dated as of the Expiration Date, to the effect that the Representations and Warranties Condition, the Covenants Condition and the Material Adverse Effect Condition have been satisfied, or, in the event of the Dow Corning Extension, that the Covenants Condition has been satisfied and there has been no intentional breach by AFOP of any representation or warranty of AFOP contained in the Merger Agreement during the Dow Corning Extension such that any Representations and Warranties Condition is not satisfied;

    (f)
    an Adverse Recommendation Change (as defined in Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase) has occurred and has not been withdrawn or AFOP has approved, endorsed or recommended a Competing Proposal (as defined in Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase) other than the Offer or the Merger; or

    (g)
    the Merger Agreement has been terminated in accordance with its terms.

        If AFOP delivers an Extension Officers' Certificate following the Dow Corning Extension Notice, the Representations and Warranties Condition will be deemed thereafter to have been satisfied as of the Expiration Date, other than for failures of the Representations and Warranties Condition that result from intentional breaches of any representation and warranty during the Dow Corning Extension. Additionally, if AFOP delivers an Extension Officers' Certificate following the Dow Corning Extension Notice, the Material Adverse Effect Condition will be deemed thereafter to have been satisfied as of the Expiration Date.

        See Section 15—"Certain Conditions of the Offer" of this Offer to Purchase for a complete description of the conditions to the Offer.

How do I tender my Shares?

        If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares to the Purchaser on your behalf before the expiration of the Offer.

        If your Shares are registered in your name and held in book-entry form (i.e., no stock certificates have been issued to you):

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of this Offer to Purchase);

  •
  if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

        If your Shares are registered in your name and held as physical certificates (i.e., stock certificates have been issued to you):

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

  •
  have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase, before the expiration of the Offer.

        If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (as it may be amended or supplemented, the "Notice of Guaranteed Delivery"). Please call the Information Agent, Georgeson LLC, at (866) 203-9357.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase for more details.

Until what time may I withdraw previously tendered Shares?

        You may withdraw Shares that you have previously tendered in the Offer at any time until the Offer, as so extended, has expired. See Section 4—"Withdrawal Rights" of this Offer to Purchase.

How do I withdraw previously tendered Shares?

        If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by delivering a written notice of withdrawal with the required information to the Depositary before the Offer expires. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares, and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights" of this Offer to Purchase.

Have any stockholders previously agreed to tender their Shares?

        No. We have not previously entered into any agreements with any stockholders of AFOP with respect to the tender of Shares into the Offer.

How long will it take to complete the proposed transaction?

        The timing of completing the Offer and the Merger will depend on a variety of factors. We announced the Offer to facilitate the acquisition of AFOP as promptly as practicable. If the conditions to the Offer are satisfied, we expect that the Offer will be consummated as soon as practicable following the Acceptance Time. In accordance with the Merger Agreement, after the consummation of the Offer, the Merger is expected to be consummated pursuant to Section 251(h) of the DGCL within two (2) business day after the satisfaction or waiver (to the extent permitted by applicable law) of certain conditions to the Merger set forth in the Merger Agreement (including the consummation of the Offer), as described in Section 12—"Merger Agreement; Other Agreements."

Will the Offer be followed by a merger?

        Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, and the other conditions to the Merger are satisfied or waived, the Purchaser will merge with and into AFOP as soon as practicable pursuant to Section 251(h) of the DGCL without a vote of AFOP's stockholders. If the Merger takes place, Corning will own all of the Shares, and all of the remaining stockholders of AFOP, other than AFOP, Corning, the Purchaser, any of their respective direct or indirect wholly owned subsidiaries and any dissenting stockholders of AFOP that perfect their appraisal rights in accordance with Section 262 of the DGCL, will receive an amount equal to the Offer Price, net to the seller in cash, without interest and subject to any required withholding of taxes. See "Introduction" to this Offer to Purchase. See also Section 11—"Purpose of the Offer; Plans for AFOP; Other Matters—No Stockholder Approval," Section 12—"Merger Agreement; Other Agreements" and Section 15—"Certain Conditions of the Offer" of this Offer to Purchase for a description of the conditions to the Merger and the Offer.

If the Merger occurs, will AFOP continue as a public company?

        No. Following the consummation of the Offer, we and AFOP expect to consummate the Merger as promptly as practicable thereafter pursuant to Section 251(h) of the DGCL without a vote of AFOP's stockholders. If the Merger takes place, no Shares will be publicly owned.

If I decide not to tender, how will the Merger affect my Shares?

        If you decide not to tender your Shares in the Offer and we accept and purchase Shares pursuant to the Offer, we expect that the Merger will be completed as soon as practicable following the Acceptance Time. In the Merger, Shares will be converted into the right to receive an amount equal to the Offer Price. Unless you perfect your appraisal rights in accordance with Section 262 of the DGCL, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. Therefore, if the Merger takes place, and you do not perfect your appraisal rights in accordance with Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you may be paid earlier if you tender your Shares (although, because we expect the Merger will be completed pursuant to Section 251(h) of the DGCL as soon as practicable after the Acceptance Time, we do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger).

        If you do perfect your appraisal rights in accordance with Section 262 of the DGCL, then you may receive the judicially determined fair value of your Shares in cash, which could be higher or lower than the price per Share paid by us pursuant to the Offer (exclusive of any element of value arising from the accomplishment or expectation of the Merger).

What is the market value of my Shares as of a recent date?

        The closing price for the Shares reported on the NASDAQ was $15.46 per Share on April 7, 2016, the last full day of trading prior to the announcement of the execution of the Merger Agreement, and $18.49 per share on April 20, 2016, the last full trading day prior to the commencement of the Offer. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

If I accept the Offer, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase are satisfied or waived and the Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $18.50 in cash without interest and subject to any required withholding of taxes promptly following expiration of the Offer. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares" of this Offer to Purchase.

How will my outstanding options or RSUs be treated in the Offer and the Merger?

        The Offer is being made for all outstanding Shares, but not for any outstanding, unexercised option to purchase Shares or outstanding restricted stock unit with respect to Shares ("RSU") tendered in the Offer. Subject to any required tax withholdings:

  •
  At the Effective Time, each outstanding and unexercised option to purchase Shares, to the extent it is vested as of the Effective Time, shall be cancelled in exchange for an amount equal to the product of (1) the total number of Shares subject to such outstanding and unexercised option to purchase Shares to the extent vested as of the Effective Time (a "Vested Option") immediately prior to such cancellation and (2) the excess, if any, of the Offer Price over the exercise price per Share subject to such Vested Option immediately prior to such cancellation.

    The Vested Option payment will be paid by Corning or AFOP as soon as practicable (and in any event within five (5) business days) following the Effective Time, without interest.

  •
  At the Effective Time, each outstanding and unexercised option to purchase Shares, to the extent it is unvested as of the Effective Time, shall be converted into and become an option to purchase common stock, par value $0.50 per share, of Corning ("Corning Common Stock"). After the Effective Time, each such option may be exercised solely for shares of Corning Common Stock and will generally be subject to the same exercisability terms and vesting schedule in place for such option as of immediately prior to the Effective Time. The number of shares of Corning Common Stock subject to each option shall be determined by multiplying the number of Shares that were subject to the option immediately prior to the Effective Time by the "Conversion Ratio" and rounding the resulting number down to the nearest whole number. The "Conversion Ratio" is the fraction having a numerator equal to the Offer Price and having a denominator equal to the average closing price of a share of Corning's common stock as reported on the New York Stock Exchange for the period of ten consecutive trading days ending on (and including) the second trading day prior to the Effective Time. The per share exercise price for Corning Common Stock issuable upon exercise will be determined by dividing the per share exercise price of Shares subject to such option, as in effect immediately prior to the Effective Time, by the Conversion Ratio and rounding the resulting exercise price up to the nearest whole cent.

  •
  At the Effective Time, each RSU granted under an AFOP stock plan, to the extent it is vested and outstanding as of the Effective Time, shall be cancelled and exchanged for a right to payment in cash of an amount equal to (1) the total number of Shares subject to such restricted stock unit granted under the AFOP Stock Plan to the extent it is vested and outstanding as of the Effective Time (a "Vested RSU") immediately prior to such cancellation and (2) the Offer Price. The Vested RSU payment will be paid by Corning or AFOP as soon as practicable (and in any event within five (5) business days) following the Effective Time, without interest.

  •
  At the Effective Time, each RSU that is outstanding, to the extent it is unvested as of the Effective Time, shall be assumed by Corning and shall be converted into an award entitling the holder to a payment in cash of an amount equal to the product of (1) the total number of Shares subject to such restricted stock unit that is outstanding and unvested as of the Effective Time (each, an "Unvested RSU") immediately prior to such conversion and (2) the Offer Price, less all applicable withholding and taxes. The cash payments for such Unvested RSUs will become payable on the date or dates that such Unvested RSU would have become vested under the vesting schedule in place for such unvested company Unvested RSU as of immediately prior to the Effective Time.

        See Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase.

How will outstanding rights to purchase Shares under the 2000 Employee Stock Purchase Plan be affected by the Offer and the Merger?

        Pursuant to the terms of the Merger Agreement, AFOP will terminate the 2000 Employee Stock Purchase Plan (the "ESPP") and any offering thereunder prior to the Effective Time. In conjunction with termination of the final ESPP offering, all accumulated contributions from eligible participants will be applied towards the purchase of Shares pursuant to the ESPP terms. At the Effective Time, all Shares held in the ESPP brokerage account that are not tendered in the Offer will be treated the same as other Shares not tendered in the Offer. See Section 12—"Merger Agreement; Other Agreements of this Offer to Purchase."

What are the material United States federal income tax consequences of tendering my Shares?

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder (as defined below) that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's tax basis in the Shares sold or exchanged. In general, a non-U.S. holder (as defined below) that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will not be subject to United States federal income tax in respect of such sale of Shares or receipt of cash, unless such holder has certain connections to the United States. A summary of the material United States federal income tax consequences of the Offer and the Merger is included in Section 5—"Material United States Federal Income Tax Consequences" of this Offer to Purchase.

        You should consult your tax advisor about the tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of participating in the Offer and the Merger in light of your particular circumstances. See Section 5—"Material United States Federal Income Tax Consequences" of this Offer to Purchase.

Will I have the right to have my Shares appraised?

        Appraisal rights are not available in connection with the Offer, and stockholders of AFOP who tender Shares in the Offer will not have appraisal rights in connection with the Merger. If the Merger is consummated, however, each stockholder of AFOP whose Shares have not been purchased by the Purchaser pursuant to the Offer, and who has neither voted in favor of the adoption of the Merger Agreement nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. The value so determined could be higher or lower than the price per Share paid by us pursuant to the Offer.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders of AFOP desiring to exercise any available appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262 of the DGCL. See Section 11—"Purpose of the Offer; Plans for AFOP; Other Matters" of this Offer to Purchase.

Who should I call if I have questions about the Offer? Where do I get additional copies of the Offer documents?

        You may call Georgeson LLC toll-free at (866) 203-9357. Georgeson LLC is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

To All Holders of Shares of Common Stock of Alliance Fiber Optic Products, Inc.:

INTRODUCTION

        Apricot Merger Company, a Delaware corporation (the "Purchaser"), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, and the related rights to purchase shares of Series A Preferred Stock distributed to the holders of the common stock of Alliance Fiber Optic Products, Inc., a Delaware corporation ("AFOP"), pursuant to the Amended and Restated Rights Agreement, dated March 10, 2011, between AFOP and American Stock Transfer & Trust Company, LLC, as rights agent (the "Rights Agreement") (the "AFOP Common Stock" or the "Shares") of AFOP, at a price of $18.50 per Share (the "Offer Price"), net to the holder thereof in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase"), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal," and together with this Offer to Purchase, the "Offer"). The Purchaser is a wholly owned subsidiary of Corning Incorporated ("Corning"), a New York corporation. Corning is one of the world's leading innovators in materials science. For more than 160 years, Corning has applied its unparalleled expertise in specialty glass, ceramics, and optical physics to develop products that have created new industries and transformed people's lives.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 7, 2016, by and among AFOP, Corning and the Purchaser. Under the Merger Agreement, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement, including the Minimum Condition (as defined below), pursuant to Section 251(h) of the Delaware General Corporate Law (the "DGCL"), the Purchaser will merge with and into AFOP, with AFOP continuing as the surviving corporation and a wholly owned subsidiary of Corning. When the Merger is completed, each Share then outstanding (other than Shares that are held in the treasury of AFOP, Shares owned by Corning or any subsidiary of Corning (including the Purchaser), and Shares in respect of which appraisal rights are perfected in accordance with Section 262 of the DGCL) will be converted into the right to receive $18.50, net to the holder thereof in cash, without interest and less any required withholding of taxes. The Merger Agreement is described in detail in Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase.

        The term "Minimum Condition" refers to the condition set forth in the Merger Agreement which requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Purchaser, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis) and no less than a majority of the voting power of the shares of capital stock of AFOP then outstanding (determined on a fully diluted basis) and entitled to vote upon the adoption of the Merger Agreement and approval of the Merger. For purposes of the Merger Agreement, calculations done on a fully diluted basis exclude options and other rights to acquire or obligation to issue Shares that are out of the money or not vested and exercisable. Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without counting as tendered Shares those Shares that are tendered pursuant to guaranteed delivery procedures that have not yet been received by the Depositary pursuant to such procedures, although such Shares will be counted for purposes of determining the number of outstanding Shares.

        On April 7, 2016, the AFOP Board unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of AFOP and its stockholders; (ii) approved and declared advisable and in the best interest of AFOP and its stockholders, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to the Purchaser in the Offer. Accordingly, and for other reasons described in more detail in AFOP's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the stockholders of AFOP in connection with the Offer, the AFOP Board unanimously recommends that AFOP's stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

        A more complete description of the AFOP Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the stockholders of AFOP in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

        Tendering stockholders of AFOP who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions. However, if a stockholder of AFOP does not complete and sign the Form W-9 that is included in the Letter of Transmittal or otherwise establish an exemption, he or she may be subject to a required backup United States federal income tax withholding (currently at a rate of 28%) of the gross proceeds payable to such stockholder. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase. Corning will pay all charges and expenses of the Depositary and Georgeson LLC, the Information Agent, incurred in connection with the Offer.

        There is no financing condition to the Offer. In addition to the Minimum Condition, the Offer is conditioned upon, among other things, the expiration or early termination of any applicable waiting period (or any extension thereof) and receipt of required clearance, consent, authorization or approval under the HSR Act and any foreign antitrust laws at or prior to the Expiration Date. The Offer also is subject to certain other terms and conditions. See Section 1—"Terms of the Offer," Section 15—"Certain Conditions of the Offer" and Section 16—"Certain Legal Matters; Required Regulatory Approvals" of this Offer to Purchase.

        AFOP has informed the Purchaser that, as of April 20, 2016, there were (i) 15,803,585 Shares issued and outstanding, (ii) no Shares held in the treasury of AFOP, (iii) 201,117 Shares issuable upon exercise of vested outstanding options awarded under AFOP's stock plans, (iv) no Shares issuable pursuant to vested and exercisable restricted stock units and (v) 30,602 Shares reserved for issuance upon withdrawal of funds from plan accounts under AFOP's employee stock purchase plan. The Purchaser does not beneficially own any Shares. As a result, assuming that no Shares, options to acquire Shares or any other rights to acquire Shares vest or are issued after April 20, 2016, the Minimum Condition will be satisfied if at least 8,017,653 Shares, which represent approximately 50% of the outstanding Shares (determined on a fully diluted basis), are validly tendered and not properly withdrawn prior to the expiration of the Offer. The actual number of Shares required to be validly tendered and not properly withdrawn to satisfy the Minimum Condition will depend upon the actual number of outstanding voting securities (determined on a fully diluted basis) of AFOP at the Acceptance Time.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended, the terms and conditions of any extension), the Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—"Procedures for

Accepting the Offer and Tendering Shares" of this Offer to Purchase on or prior to the expiration of the Offer. The Offer will expire at 12:00 midnight, New York City time, (the end of the day) on May 19, 2016, unless the Purchaser, under applicable law or the Merger Agreement, is required to extend the period of time for which the initial offering period of the Offer is open. See Section 1—"Terms of the Offer" of this Offer to Purchase for a description of the Purchaser's rights and obligations with respect to extensions of the Offer.

        Subject to the respective rights of Corning, the Purchaser and AFOP to terminate the Merger Agreement and the Offer as provided in the Merger Agreement, we will extend the Offer for one or more periods of up to twenty (20) business days each if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase are not satisfied or, where permitted by applicable law, waived by Corning. In addition, and also subject to the respective termination rights of the parties, the Purchaser may also extend the Offer once, for a period of up to ten (10) business days, if the Dow Corning Transaction has not been consummated. In no event will the Purchaser extend the Offer for this reason beyond June 3, 2016.

        As soon as practicable following the completion of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, pursuant to Section 251(h) of the DGCL, the Purchaser and AFOP will complete the Merger, with AFOP continuing as the Surviving Corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of AFOP, Shares owned by Corning, the Purchaser or AFOP, or any subsidiary of Corning (including the Purchaser), and Shares in respect of which appraisal rights are perfected under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive the price per Share paid in the Offer, net to the stockholder in cash, without interest and less any required withholding of taxes (the "Merger Consideration"). Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase contains a more detailed description of the Merger Agreement. Section 5—"Material United States Federal Income Tax Consequences" of this Offer to Purchase describes the material United States federal income tax consequences of the sale of Shares in the Offer and the Merger.

        This Offer to Purchase and the related Letter of Transmittal contain important information that stockholders of AFOP should read carefully before making any decision with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended, the terms and conditions of any extension), the Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, on or prior to 12:00 midnight, New York City time, (the end of the day) on the Expiration Date. The "Expiration Date" is May 19, 2016, unless the Purchaser determines or is required to extend the period of time for which the initial offering period of the Offer is open, in which case the Expiration Date will be the date on which the initial offering period of the Offer, as so extended, will expire.

        The Merger Agreement provides that, subject to the rights of Corning, the Purchaser and AFOP to terminate the Merger Agreement described in Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase, the Purchaser will extend the Offer for one or more periods of up to twenty (20) business days each if, at the then-scheduled Expiration Date, the Minimum Condition or any of the other conditions to the Offer described in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase have not been satisfied or, to the extent permitted by applicable law and the Merger Agreement, waived by the Purchaser. The Merger Agreement also provides that Purchaser may extend the Offer once, for a period of up to ten (10) business days, if the Dow Corning Transaction has not been consummated. In addition, the Merger Agreement provides that the Purchaser will extend the Offer for any period required by any applicable law or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ applicable to the Offer. In no event will the Purchaser extend the Offer for any reason beyond July 15, 2016.

        Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

        There is no financing condition to the Offer. In addition to the Minimum Condition, the Offer is conditioned upon, among other things, the expiration or early termination of any applicable waiting period (or any extension thereof) and receipt of required clearance, consent, authorization or approval under the HSR Act and any foreign antitrust laws at or prior to the Expiration Date. See Section 1—"Terms of the Offer," Section 15—"Certain Conditions of the Offer" and Section 16—"Certain Legal Matters; Required Regulatory Approvals" of this Offer to Purchase.

        In the event that the Purchaser waives any condition set forth in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to stockholders of AFOP, require that the Offer remain open for an additional period of time and that Corning and the Purchaser disseminate information concerning such waiver. The Purchaser acknowledges that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

        The Purchaser reserves the right to increase the Offer Price, waive (to the extent permitted by the terms of the Merger Agreement or applicable law), in its sole discretion, in whole or in part, any condition to the Offer or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by the Merger Agreement or as previously approved by AFOP in writing, the Purchaser is not permitted to:

  •
  decrease the Offer Price;

  •
  change the form of consideration payable in the Offer (other than adding consideration);

  •
  reduce the maximum number of Shares sought to be purchased in the Offer;

  •
  amend, modify or waive the Minimum Condition;

  •
  amend, modify or waive the Governmental Orders Condition (as defined in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase);

  •
  add to or amend any of the other conditions and requirements to the Offer described in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase in a manner adverse to the holders of Shares in any material respect;

  •
  extend the Expiration Date in a manner other than in accordance with the Merger Agreement; or

  •
  otherwise modify, supplement or amend any of the other terms of the Offer in a manner adverse to the holders of Shares in any material respect.

        If the Purchaser makes a material change in the terms of the Offer, or if the Purchaser waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. Under SEC rules, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten (10) business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Time, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth (10th) business day from the date that notice of the increase or decrease is first published, sent or given to stockholders of AFOP, the Purchaser will extend the Offer at least until the expiration of that ten (10) business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        AFOP has provided Corning and the Purchaser with its stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders of AFOP. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Purchaser extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable rules and regulations of the SEC, promptly after the Expiration Time, the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4—"Withdrawal Rights" of this Offer to Purchase) prior to the Expiration Time. For information with respect to approvals that Corning and the Purchaser are or may be required to obtain prior to the completion of the Offer, see Section 16—"Certain Legal Matters; Required Regulatory Approvals" of this Offer to Purchase.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders of AFOP for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders of AFOP whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described under Section 4—"Withdrawal Rights" of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Under no circumstances will the Purchaser pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        In all cases, the Purchaser will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) certificates representing tendered Shares ("Certificates") or timely confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase; (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal.

        The term "Agent's Message" means a message transmitted by the DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the DTC has received an express acknowledgment from the participant in the DTC tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce that agreement against the participant.

        If the Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Certificates representing more Shares than are tendered, the Purchaser will return Certificates representing unpurchased or untendered Shares (or, in the case of Shares delivered by Book-Entry Confirmation of a transfer into the Depositary's account at the DTC pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, the Shares will be credited to an account maintained within the DTC, without expense to you, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares

        Valid Tender of Shares.    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time, and either (a) you must deliver Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Time, or (b) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of the Letter of Transmittal, Certificates and all other required documents, including delivery through the DTC, is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Certificates, the Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Time.

        Book-Entry Transfer.    The Depositary will make a request to establish an account with respect to the Shares at the DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the DTC may make book-entry delivery of Shares by causing the DTC to transfer the Shares into the Depositary's account at the DTC in accordance with the DTC's procedures (a "Book-Entry Transfer"). Although Shares may be delivered through Book-Entry Confirmation of a transfer into the Depositary's account at the DTC, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase at or before the Expiration Time, or you must comply with the guaranteed delivery procedures set forth below. Delivery of documents to the DTC in accordance with the DTC's procedures does not constitute delivery to the Depositary.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that you have full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the Purchaser and you upon the terms and subject to the conditions of the Offer.

        Signature Guarantees.    A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution" and collectively, "Eligible Institutions") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

        If Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Certificates, with the signatures on such Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) must accompany each delivery of Certificates.

        Guaranteed Delivery.    If you want to tender Shares in the Offer and your Certificates are not immediately available or time will not permit all required documents to reach the Depositary at or before the Expiration Time or the procedures for book-entry transfer cannot be completed at or before the Expiration Time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

  •
  your tender is made by or through an Eligible Institution;

  •
  the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery at or before the Expiration Time, substantially in the form made available by the Purchaser; and

  •
  the Depositary receives Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three (3) trading days on the NASDAQ after the date of execution of the Notice of Guaranteed Delivery.

        Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision of the Offer, the Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) Certificates representing such Shares, or Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the DTC, (b) a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders of AFOP at the same time, and will depend upon when the Depositary receives Certificates or Book-Entry Confirmation that Shares have been transferred into the Depositary's account at the DTC.

        Backup United States Federal Income Tax Withholding.    To avoid backup withholding, each tendering stockholder that is a United States person for United States federal income tax purposes is required to provide the Depositary with the stockholder's correct Taxpayer Identification Number ("TIN"), generally the stockholder's social security or federal employer identification number, on the Form W-9, which is provided under "Important Tax Information" below, or, alternatively, to establish to the satisfaction of the Depositary an adequate basis for exemption from backup withholding. A tendering stockholder must cross out item (2) in Part II of the Form W-9 if the stockholder has been notified by the Internal Revenue Service (the "IRS") that such stockholder is subject to backup withholding. In addition to potential penalties, failure to provide the correct information on the Form W-9 may subject the tendering stockholder to backup United States federal income tax withholding at a current rate of 28% on the payment of the purchase price made to such stockholder. If the tendering stockholder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such stockholder should write "Applied For" in the space provided for the TIN in Part I of the Form W-9, and sign and date the Form W-9. If "Applied For" is written in Part I, the Depositary will withhold 28% from any payments of the purchase price to such stockholder until a TIN is provided to the Depositary. A tendering stockholder that is not a United States person may qualify as an exempt recipient by submitting to the Depositary a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY, as applicable (which the Depositary will provide upon request) signed under penalties of perjury, attesting to that stockholder's exempt status. Such stockholder should consult a tax advisor to determine which form is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a stockholder of AFOP may be refunded or credited against such stockholder's United States federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

        Appointment as Proxy.    By executing the Letter of Transmittal, you irrevocably appoint the Purchaser's designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that the Purchaser accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when the Purchaser accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). The Purchaser's designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of stockholders of AFOP, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of stockholders of AFOP or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of stockholders of AFOP.

        Determination of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion. The Purchaser reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by the Purchaser not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires AFOP's prior written consent) or any defect or irregularity in any tender of Shares of any particular stockholder of AFOP, whether or not similar defects or irregularities are waived in the case of other stockholders of AFOP. All questions as to the interpretation of the terms and conditions of the Offer will be determined by the Purchaser, in its sole discretion. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by the Purchaser. None of Corning, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.     Withdrawal Rights

        You may withdraw Shares that you have previously tendered in the Offer at any time prior to the Expiration Time (including any extension of such time). Thereafter, tenders of Shares are irrevocable.

        If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to the Purchaser's rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on the Purchaser's behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and properly exercise withdrawal rights as described in this Section 4—"Withdrawal Rights" of this Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by applicable law and the rules and regulations of the SEC.

        In order for your withdrawal of Shares to be effective, you must timely deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Certificates have been tendered) the name of the registered holder of Shares as shown on the Certificate, if different from your name. If Certificates for the Shares to be withdrawn have been delivered or otherwise identified to the

Depositary, then, prior to the physical release of Certificates, you must submit to the Depositary the serial numbers shown on the particular Certificates evidencing Shares to be withdrawn and an Eligible Institution must guarantee the signatures on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion. None of Corning, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        You may not rescind a withdrawal of Shares. Any Shares that you properly withdraw will be considered not to have been validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Time by following any of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

5.     Material United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to "U.S. holders" and "non-U.S. holders" (each as defined below) of AFOP Common Stock whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of AFOP. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the U.S. Treasury Regulations promulgated thereunder and administrative and judicial rulings, all of which are subject to change or varying interpretation, possibly with retroactive effect.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of the Shares that is, for United States federal income tax purposes:

  •
  an individual, citizen or resident of the United States;

  •
  a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  a trust if (i) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

  •
  an estate the income of which is subject to United States federal income tax regardless of its source.

        A "non-U.S. holder" is a beneficial owner (other than a partnership) of shares that is not a U.S. holder.

        If an entity or arrangement treated as a partnership for United States federal income tax purposes holds Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisor.

        This discussion assumes that a holder holds the Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the tax consequences of the Offer and the Merger. The following does not address all aspects of United States federal income tax that might be relevant to holders in light of their particular circumstances, or holders that may be subject to special rules (including, without limitation, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other flow-through entities and their partners or members, United States expatriates, U.S. holders whose functional currency is not the United States dollar, holders who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, holders who actually or constructively own more than 5% of AFOP Common Stock, or holders who exercise appraisal rights). In addition, this discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

        Holders should consult their own tax advisor to determine the applicability of the rules discussed below and the particular tax consequences of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of any state, local and foreign tax laws and of changes in such laws.

U.S. Holders

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the Shares and the U.S. holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by a non-corporate U.S. holder upon a disposition of a Share generally will be eligible for preferential United States federal income tax rates. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the deductibility of a U.S. holder's capital losses. In addition, certain non-corporate U.S. holders may be subject to an additional 3.8% Medicare surtax on all or a portion of their "net investment income," which may include all or a portion of the gain recognized in connection with the Offer or the Merger.

        A U.S. holder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup United States Federal income tax withholding (currently at a rate of 28%), unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder's United States federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

        Any gain or loss recognized by a non-U.S. holder upon the exchange of Shares for cash pursuant to the Offer or the Merger generally will not be subject to United States federal income tax unless:

  •
  the gain is "effectively connected" with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  AFOP is or has been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the consummation of the Offer or the Merger, as applicable, and (ii) the non-U.S. holder's holding period in the Shares, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of AFOP Common Stock at any time during the applicable period. Although there can be no assurances in this regard, AFOP does not believe that it is, was, or will become a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the five-year period preceding the Offer or the Merger, as applicable.

        A non-U.S. holder described in the first bullet point above will be subject to United States federal income tax on such gain in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax on such effectively connected gain. A non-U.S. holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gain recognized upon the exchange of Shares) exceed capital losses allocable to United States sources.

        Information reporting and, depending on the circumstances, backup withholding will apply to the cash received in the Offer or the Merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payer does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder's United States federal income tax liability, if any, provided that the required information is timely provided to the IRS.

        You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer and the Merger, including United States federal, state, local and foreign tax consequences.

6.     Price Range of the Shares; Dividends

        The Shares are traded on the NASDAQ under the symbol "AFOP." The following table sets forth, for the periods indicated, the high and low sales prices per Share on the NASDAQ as reported by published financial sources:

	High	Low
Year Ending December 31, 2014
First Quarter	$17.75	$11.16
Second Quarter	$22.60	$14.42
Third Quarter	$20.44	$12.42
Fourth Quarter	$15.30	$10.76
Year Ending December 31, 2015
First Quarter	$17.87	$13.61
Second Quarter	$21.07	$16.88
Third Quarter	$22.35	$14.40
Fourth Quarter	$18.58	$13.32
Year Ending December 31, 2016
First Quarter	$15.30	$11.95
Second Quarter (through April 20, 2016)	$18.56	$14.45

        AFOP did not declare a cash dividend in 2015. It declared a cash dividend of $0.15 per share in November 2014, which was paid in December 2014, and declared a cash dividend of $0.15 per share in November 2013, which was paid in December 2013.

        On April 7, 2016, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NASDAQ for the Shares was $15.46 per Share. On April 20, 2016, the last full day of trading prior to the commencement of the Offer, the reported closing price on the NASDAQ for the Shares was $18.49 per Share. Stockholders of AFOP are urged to obtain current market quotations for the Shares.

7.     Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations

        Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Corning and the Purchaser and AFOP will consummate the Merger as soon as practicable pursuant to Section 251(h) of the DGCL. Neither Corning nor the Purchaser expects there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, will adversely affect the liquidity of and could adversely affect the market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Corning and the Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger.

        NASDAQ Listing.    Depending on the number of Shares purchased pursuant to the Offer, the Shares may cease to meet the requirements for continued listing on the NASDAQ. According to the published guidelines of the NASDAQ Stock Market LLC, a security must have a minimum bid price of $1.00, there must be at least 400 beneficial holders and/or holders of record and the security must meet one of three maintenance standards for continued listing on the NASDAQ. The first maintenance standard requires that there be at least $10 million in stockholders' equity, at least 750,000 publicly held shares, a market value of at least $5 million for all publicly held shares and at least two registered and active market makers for the shares. The second maintenance standard requires that the market value of listed securities is at least $50 million, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. The third maintenance standard requires that the issuer's total assets and total revenue each are at least $50 million for the most recently completed fiscal year or two of the three most recently completed fiscal years, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered to be publicly held for the purpose of the maintenance standards.

        If, as a result of the purchase of Shares in the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by AFOP to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information that AFOP is required to furnish to the stockholders of AFOP and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of an annual report, no longer applicable to AFOP. If the Shares cease to be registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions would no longer be applicable to AFOP. In addition, the ability of "affiliates" of AFOP and persons holding "restricted securities" of AFOP to dispose of the securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would cease to be "margin securities" or eligible for listing on the NASDAQ. Corning and the Purchaser believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it is the Purchaser's intention to cause AFOP to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8.     Certain Information Concerning AFOP

        Except as otherwise set forth herein, the information concerning AFOP contained in this Offer to Purchase has been furnished by AFOP or its representatives or taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of Corning, the Purchaser, or any of their respective affiliates, the Information Agent or the Depositary assumes any responsibility for the accuracy of the information concerning AFOP contained in such documents and records or for any failure by AFOP to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Corning, the Purchaser, or any of their respective affiliates, the Information Agent or the Depositary.

        General.    AFOP is a Delaware corporation with its principal executive offices located at 275 Gibraltar Drive, Sunnyvale, CA 94089. AFOP's telephone number is (408) 736-6900. The following description of AFOP and its business has been taken from AFOP's Annual Report on Form 10-K for the annual period ended December 31, 2015, and is qualified in its entirety by reference thereto. AFOP designs, manufactures and markets a broad range of high performance fiber optic components, and integrated modules incorporating these components, for leading and emerging communications equipment manufacturers and service providers. AFOP offers a broad range of products including interconnect devices that are used to connect optical fibers and components, couplers and splitters that are used to divide and combine optical power, and dense wavelength division multiplexing, or DWDM, devices that separate and combine multiple specific wavelengths. The AFOP Common Stock began trading on the NASDAQ on November 21, 2000, under the symbol "AFOP."

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, AFOP is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy such reports, proxy statements or other information at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including AFOP, that file electronically with the SEC.

        Stockholders are encouraged to review AFOP's Schedule 14D-9 carefully and in its entirety before deciding whether to tender Shares.

9.     Certain Information Concerning Corning and the Purchaser

        Corning is a New York corporation, with its corporate offices at One Riverfront Plaza, Corning, NY 14831 and its telephone number is (607) 974-9000. Corning traces its origins to a glass business established in 1851. The present corporation was incorporated in the State of New York in December 1936, and the company's name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

        Corning is one of the world's leading innovators in materials science. For more than 160 years, Corning has applied its unparalleled expertise in specialty glass, ceramics, and optical physics to develop products that have created new industries and transformed people's lives. Corning operates in five reportable segments: Display Technologies, Optical Communications, Environmental Technologies, Specialty Materials and Life Sciences, and manufactures and processes products at approximately 89 plants in 17 countries.

        The Purchaser's principal executive offices are located at One Riverfront Plaza, Corning, NY 14831 and its telephone number is (607) 974-9000. The Purchaser is a newly formed Delaware corporation and a wholly owned subsidiary of Corning. The Purchaser was formed for the purpose of making the Offer and has not conducted, and does not expect to conduct, any business other than in connection with its organization, the Offer and the Merger.

        The name, business address and business telephone number, citizenship, present principal occupation or employment and material occupations, positions, offices or employment held during the past five years of each director and executive officer of Corning and the Purchaser are set forth in Schedule I to this Offer to Purchase.

        None of Corning, the Purchaser or any majority-owned subsidiary of Corning or the Purchaser or, to the knowledge of Corning and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of AFOP. None of Corning, the Purchaser or any majority-owned subsidiary of Corning or the Purchaser, or, to the knowledge of Corning and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate of any of the persons so listed, has effected any transaction in the Shares or any other equity securities of AFOP during the past sixty (60) days. None of Corning, the Purchaser or, to the knowledge of Corning and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of AFOP (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since April 21, 2014, there have been no transactions that would require reporting under the rules and regulations of the SEC between Corning, the Purchaser or any of their respective subsidiaries or, to the knowledge of Corning and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and AFOP or any of its executive officers, directors or affiliates, on the other hand. Except as described in this Offer to Purchase, since April 21, 2014, there have been no contacts, negotiations or transactions between Corning, the Purchaser or any of their respective subsidiaries or, to the knowledge of Corning and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and AFOP or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of Corning, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Corning or the Purchaser, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Corning, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Corning or the Purchaser, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Corning and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase is part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy the Schedule TO and the exhibits thereto, and such reports or other information, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. This website address is not intended to function as a hyperlink, and the information contained on the SEC's website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

10.   Background of the Offer; Past Contacts or Negotiations with AFOP

        The following is a description of contacts between representatives of Corning or the Purchaser with representatives of AFOP that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of AFOP's activities relating to these contacts, please refer to AFOP's Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

        Corning's management team, under the direction of its board of directors, regularly evaluates a variety of strategic alternatives for Corning, including potential acquisitions and commercial transactions. For several years, Corning has purchased certain products from AFOP, including products totaling $3,776,805 and $4,790,433 in 2014 and 2015, respectively. As a result, Corning has been familiar with AFOP and its products and has in the past discussed with AFOP a potential acquisition of AFOP. In furtherance of those discussions, Corning and AFOP entered into a confidentiality agreement on February 17, 2015. From this time through June 19, 2015, representatives of Corning, including its legal advisor, Shearman & Sterling LLP ("Shearman & Sterling"), conducted due diligence regarding AFOP.

        On March 20, 2015, at the request of AFOP's management, representatives of Cowen and Company, LLC ("Cowen"), AFOP's financial advisor, contacted a representative of Corning to discuss Corning's interest in a combination with AFOP.

        On March 23, 2015, representatives of Cowen held a telephonic discussion on behalf of AFOP with representative of Corning to discuss Corning's interest in a transaction with AFOP. Corning indicated that it was interested in an in person meeting and a meeting was subsequently scheduled for April 9, 2015.

        On April 9, 2015, representatives of Corning and members of the senior management of AFOP held an in person meeting to discuss a potential transaction.

        On May 7, 2015, Corning delivered a written non-binding indication of interest to acquire AFOP at a preliminary valuation of $375 million to $400 million in equity value.

        On May 9, 2015, AFOP delivered to Corning a written non-binding counterproposal with the range of $425 million to $450 million, implying a per Share price range of approximately $23.50 to $25.00.

        On May 14, 2015, Corning delivered a revised written non-binding indication of interest to acquire AFOP for $400 million to $425 million, contingent upon due diligence.

        On May 22, 2015, Cowen, on behalf of AFOP, forwarded a draft Merger Agreement prepared by AFOP's outside counsel, Pillsbury Winthrop Shaw Pittman LLP ("Pillsbury"), to Corning.

        On May 27, 2015, representatives of Corning, AFOP and Cowen met at Cowen's office in New York City for detailed due diligence discussions, including technology, product, financial, and operational due diligence.

        On June 5, 2015, following its due diligence review, Corning delivered a second revised written non-binding indication of interest to acquire AFOP for $375 million to $400 million, implying a per Share price range of $20.50 to $21.85. The revised indication of interest reflected certain due diligence findings that impacted Corning's view on valuation.

        On June 15, 2015, a representative of Cowen and a representative of Corning held a telephonic discussion where the representative of Corning orally stated the best price at which Corning was willing to engage in an acquisition of AFOP was $21.85 per Share.

        On June 16, 2015, representatives of Cowen delivered a written non-binding counterproposal to Corning in the range of $21.85 to $22.85 per Share.

        On June 17, 2015, a representative of Corning held a telephonic discussion with a representative of Cowen regarding AFOP's counterproposal.

        Also on June 17, 2015, a representative of Corning held a telephonic discussion with management regarding AFOP's counterproposal.

        On June 19, 2015, Corning delivered a letter to AFOP indicating that, based on its due diligence findings, it could not enter into a transaction with a valuation in the range that AFOP had indicated in its counterproposal of June 16, 2015, and that the valuation from Corning would be toward the bottom of the range indicated in Corning's June 5, 2015 letter. The letter further stated that because the parties could not come to an agreement regarding the value of AFOP, Corning would suspend further activities related to a potential transaction.

        Between July 2015 and December 2015, representatives of Cowen continued to maintain a dialogue with Corning regarding Corning's potential interest in AFOP.

        On October 16, 2015, representatives of Corning met with AFOP's management to discuss updates to AFOP's business as well as the merits of a potential transaction.

        On October 28, 2015, AFOP announced its third quarter 2015 earnings, with revenue and earnings per share below AFOP's previously issued guidance and Wall Street research consensus estimates. AFOP's stock price dropped 23% on the day following the announcement and closed at $13.80 per Share.

        On December 16, 2015, following continued dialogue between Corning and AFOP, Corning delivered a new indication of interest to acquire AFOP for $300 - $322 million, or approximately $17.25 to $18.50 per Share in cash, reflecting the recent financial performance of AFOP.

        On January 5, 2016, AFOP's management countered Corning's indication of interest with a range of $20.50 to $22.00 per Share in cash.

        On January 8, 2016, Corning delivered a proposal of $333 million or $20.50 per Share, conditioned such price upon further due diligence to be completed during a thirty-day exclusivity period. Corning informed representatives of Cowen, who then conveyed to the AFOP Board on January 11, 2016 that Corning would not move forward in the process without such exclusivity.

        On January 13, 2016, AFOP and Corning entered into an exclusivity agreement through February 15, 2016. Later that day, AFOP, representatives from Cowen, Corning, Pillsbury and Shearman & Sterling held a telephonic meeting to discuss the due diligence process, proposed transaction timeline and key diligence items.

        On January 14, 2016, AFOP again provided Corning and Shearman & Sterling with access to AFOP's electronic data room and Corning and Shearman & Sterling recommenced Corning's due diligence process, which continued through April 7, 2015.

        On January 18, 2016, Shearman & Sterling sent a revised draft of the Merger Agreement to Pillsbury.

        On January 19 and 20, 2016, AFOP and representatives of Corning met to discuss various topics related to AFOP's business and other key diligence items. At the meeting, AFOP provided information on their addressable markets, products, technology, customers, and preliminary fourth quarter performance, among other diligence topics. The parties also further discussed the merits of a potential transaction in terms of fit and synergies.

        On January 24, 2016, Pillsbury sent a revised draft of the Merger Agreement to Shearman & Sterling.

        On January 27, 2016, representatives from Pillsbury, Shearman & Sterling, Cowen, Corning and AFOP participated in a conference call to discuss certain due diligence matters.

        On January 29, 2016, Shearman & Sterling, Corning, Pillsbury and AFOP participated in a conference call to discuss the revised Merger Agreement at which time the parties agreed to a breakup fee payable by AFOP in the amount of 3.5% of the aggregate Offer Price.

        On February 1, 2016 and February 2, 2016, Corning conducted in-person site visits of AFOP's facilities in China and Taiwan.

        At its regularly scheduled meeting on February 2, 2016, Corning's Finance Committee, which was aware of Corning's interest in AFOP since discussions began in early 2015, received an update regarding the potential for an acquisition of AFOP.

        On February 5, 2016, Shearman & Sterling also circulated a revised draft of the Merger Agreement to Pillsbury.

        On February 9, 2016, Pillsbury circulated a revised draft of the Merger Agreement to Shearman & Sterling.

        On the same day, management of AFOP, Corning and representatives of Cowen participated in a conference call to discuss certain recent diligence findings. Corning informed AFOP that it would suspend negotiations to review and consider AFOP's fourth quarter results and certain diligence findings. Corning indicated to representatives of Cowen that understanding these issues and findings are key to whether or not they would move forward with the transaction.

        On February 15, 2016, the exclusivity arrangement with Corning expired.

        On February 18, 2016, AFOP announced its fourth quarter 2015 earnings, with revenue and earnings per share below Wall Street research consensus estimates. The price of AFOP's common stock dropped 16% the day following the announcement to $12.03 per share.

        From that day through March 8, 2016, management of AFOP, Corning and representatives of Cowen participated in several conference calls to discuss certain diligence matters.

        On March 8, 2016, after taking into consideration various diligence findings and AFOP's 2015 fourth quarter earnings announcement, Corning delivered to AFOP through Cowen a revised offer price of $17.50 per Share.

        On March 9, 2016, AFOP countered Corning's proposal at a price of $19.50 per Share.

        On March 10, 2016, in response to AFOP's counterproposal, Corning countered at $18.25 per Share. Later that day, AFOP countered Corning's proposal at a price of $19.00 per Share.

        On March 11, 2016, Corning delivered a counterproposal with an offer price of $18.50 per Share, which Corning indicated was its best and final offer.

        On March 14, 2016, Shearman & Sterling sent a revised draft of the Merger Agreement to Pillsbury.

        On March 16, 2016, representatives from AFOP, Corning, Pillsbury, Shearman & Sterling and Cowen met in Palo Alto, California at the offices of Pillsbury to negotiate the outstanding terms of the Merger Agreement, including the offer conditions, representations and warranties and remedies. Representatives from Corning also requested updates on AFOP's January and February 2016 financial results, which AFOP agreed to provide later in the week.

        On March 17, 2016, Shearman & Sterling sent a revised draft of the Merger Agreement to Pillsbury.

        On March 18, 2016, representatives from AFOP, Corning, Pillsbury, Shearman & Sterling and Cowen participated in a conference call to negotiate the Merger Agreement. Later that day, Pillsbury sent a revised draft of the Merger Agreement to Shearman & Sterling. Also on March 18, 2016, Corning's Finance Committee reviewed the transaction and recommended it be taken to the board of directors of Corning for review and approval. On this same day, management of AFOP sent AFOP's five year projections to the AFOP Board in anticipation of its next special meeting. Later that day, AFOP disclosed to Corning and Cowen its preliminary January and February 2016 results and outlook for the first quarter. Noting the softer than expected first 2 months of the year, Corning informed representatives of Cowen that it would suspend negotiations to review and consider AFOP's January and February 2016 results and outlook for the first quarter.

        On March 19, 2016, AFOP and Corning held a telephonic meeting to discuss the status of AFOP's preliminary January and February 2016 results and outlook for the first quarter, as well as the overall business outlook, which indicated weak preliminary first quarter revenue that was below the guidance previously provided by AFOP.

        On March 21, 2016, AFOP and Corning held another telephonic meeting to discuss the status of AFOP's preliminary January and February 2016 results and AFOP's forecast for the first quarter.

        On March 23, 2016, representatives of Corning held a telephonic discussion with AFOP's management to further discuss AFOP's preliminary January and February 2016 results and outlook for the first quarter, as well as the overall business outlook.

        On March 24, 2016, Corning communicated to representatives of Cowen that it might be willing to continue the negotiations of the transaction at the previously agreed offer price of $18.50 per Share, subject to an in person meeting to further understand AFOP's preliminary first quarter results and to conduct detailed financial due diligence.

        On March 29, 2016, AFOP and Corning held an in person meeting to further discuss the status of AFOP's preliminary first quarter results and to conduct detailed financial due diligence.

        On March 30, 2016, Corning communicated that it would like to continue the negotiations of the transaction at the previously agreed offer price of $18.50 per Share.

        On March 31, 2016, Shearman & Sterling sent a revised draft of the Merger Agreement to Pillsbury. The revised draft of the Merger Agreement provided that Corning may, at its option, extend the Offer for a period of ten business days, but not beyond June 3, 2016, if the closing of the transactions contemplated by the Transaction Agreement, dated as of December 10, 2015, among The Dow Chemical Company, Corning, Dow Corporation and HS Upstate Inc. (the "Dow Corning Transaction") has not occurred prior to the expiration of the Offer (the "Dow Corning Extension") and it specified that Corning would have the right to assign the Merger Agreement to any entity that may become a subsidiary of Corning and that Corning would fulfill its obligations in the Merger Agreement if such assignee failed to do so.

        On April 1, 2016, representatives from AFOP, Cowen, Pillsbury, Corning and Shearman & Sterling participated in a conference call to discuss and negotiate the Merger Agreement, including the offer conditions, certain representations and warranties and the Dow Corning Extension.

        On April 2, 2016, Pillsbury sent a revised draft of the Merger Agreement to Shearman & Sterling.

        On April 4, 2016, Shearman & Sterling circulated a revised draft of the Merger Agreement to Pillsbury.

        On April 5, 2016, Pillsbury sent a revised draft of the Merger Agreement to Shearman & Sterling.

        On April 6, 2016, representatives from Shearman & Sterling, Corning and Pillsbury participated in a conference call to negotiate the outstanding terms of the Merger Agreement. On the same day, Corning's Finance Committee reviewed the transaction and recommended it be taken to the board of directors of Corning for review and approval.

        On April 6 and 7, 2016, Shearman & Sterling and Pillsbury exchanged revised drafts of the Merger Agreement.

        On April 7, 2016, the board of directors of Corning reviewed the final terms of the Merger Agreement and approved the transaction.

        Later that day, the parties entered into the Merger Agreement. Corning and AFOP then issued a joint press release announcing the execution of the Merger Agreement after the close of trading.

11.   Purpose of the Offer; Plans for AFOP; Other Matters

        (a)    Purpose of the Offer.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, AFOP. The Offer, as the first step in the acquisition of AFOP, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of AFOP not purchased pursuant to the Offer or otherwise. Corning and Purchaser expect to complete the Merger as soon as practicable after completion of the Offer pursuant to Section 251(h) of the DGCL without a vote of AFOP's stockholders.

        (b)    Plans for AFOP.    Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of AFOP will be continued substantially as they are currently being conducted. Corning will continue to evaluate the business and operations of AFOP during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Corning intends to review such information as part of a comprehensive review of AFOP's business, operations, capitalization and management with a view to optimizing development of AFOP's potential in conjunction with the existing business of Corning.

        At the Effective Time, (a) the certificate of incorporation of AFOP will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and (b) the bylaws of the Purchaser, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation (except references to the Purchaser's name will be replaced by references to AFOP) until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws. At the Effective Time, (a) the members of the board of directors of the Purchaser immediately prior to the Effective Time will become the initial directors of the Surviving Corporation and (b) the officers of the Purchaser immediately prior to the Effective Time will become the initial officers of the Surviving Corporation, in each case to hold office in until their respective successors have been duly elected and qualified, or their earlier death, resignation or removal.

        We intend to cause the delisting of the Shares by NASDAQ promptly following consummation of the Merger. We intend to seek to cause AFOP to terminate registration of the Shares under the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration, including the delisting of the Shares, are met.

        (c)    No Stockholder Approval.    If the Offer is consummated, we will not seek the approval of AFOP's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without any action by the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after consummation of the Offer, without a stockholder vote or any other action by the stockholders of AFOP, in accordance with Section 251(h) of the DGCL.

        (d)    Appraisal Rights.    Appraisal rights are not available in connection with the Offer, and stockholders of AFOP who tender Shares in the Offer will not have appraisal rights in connection with the Merger. If the Merger is consummated, a holder of Shares at the Effective Time who has neither voted in favor of the adoption of the Merger Agreement nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. The fair value of the Shares in any appraisal proceeding will be determined in accordance with the DGCL.

        Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. Stockholders of AFOP should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger.

        Corning does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any dissenting stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares held immediately prior to the Effective Time by such dissenting stockholder. However, Corning may cause AFOP to argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer and 20 days after the date of mailing of the Schedule 14D-9 (which date of mailing is April 21, 2016), deliver to AFOP a written demand for appraisal of Shares held, which demand must reasonably inform AFOP of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender such stockholder's Shares in the Offer;

  •
  continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time; and

  •
  otherwise comply with the provisions in Section 262 of the DGCL for perfecting appraisal rights thereafter.

        With respect to any demand for appraisal of Shares under Section 262, AFOP has agreed to do the following:

  •
  AFOP will give prompt notice to Corning of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by AFOP relating to rights to be paid for the fair value of Dissenting Shares (as defined below);

  •
  AFOP has agreed to give Corning the right to direct all negotiations and proceedings with respect to such demands for appraisal; and

  •
  Prior to the Effective Time, AFOP will not, except with Corning's prior written consent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of such demands, or agree to do any of the foregoing.

        The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement to be filed by AFOP related to the adoption of the Merger Agreement by the stockholders of AFOP.

        All Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a dissenting stockholder who complies in all respects with the provisions of Section 262 (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262.

        If a dissenting stockholder fails to perfect or otherwise waives, withdraws or loses its right to appraisal of its Shares under Section 262 or other applicable law, then the right of that dissenting stockholder to be paid the fair value of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest, upon surrender of such stockholder's Certificates in the manner provided in the Merger Agreement.

        (e)    "Going Private" Transactions.    The SEC has adopted Rule 13e-3 promulgated under the Exchange Act ("Rule 13e-3"), which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one (1) year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer.

        Corning and the Purchaser believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, the stockholders of AFOP will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

12.   Merger Agreement; Other Agreements

        (a)   Merger Agreement.

        The Merger Agreement, which Purchaser has filed as an exhibit to the Schedule TO, has been provided solely to inform investors of its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the Offer and the Merger, AFOP and Corning do not intend for the Merger Agreement to be a source of factual, business or operational information about the companies. The Merger Agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties were made solely for the benefit of the other parties to the Merger Agreement, and AFOP's stockholders are not third-party beneficiaries of the Merger Agreement. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the Merger Agreement. The representations and warranties are qualified in their entirety by certain information filed by AFOP with the SEC prior to the date of the Merger Agreement, as well as by confidential disclosure schedules that AFOP delivered to Corning in connection with the execution of the Merger Agreement, and are qualified by contractual standards of materiality that may differ from what stockholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement. For the foregoing reasons, stockholders and other investors should not rely on the representations and warranties contained in the Merger Agreement as accurate statements as of the date of the Merger Agreement or any other date.

        The summary of the material terms of the Merger Agreement and the descriptions of the conditions to the Offer contained in the Offer to Purchase do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, which the Purchaser has filed as an exhibit to the Schedule TO.

The Offer

        The Merger Agreement provides that, subject to the obligation of AFOP to provide certain information and certain other conditions, the Purchaser will commence the Offer as promptly as reasonably practicable (and in any event on or prior to April 21, 2016) after the execution of the Merger Agreement), and that, subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 15—"Certain Conditions of the Offer," the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn in the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the Expiration Time. The Purchaser expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that without AFOP's prior written approval the Purchaser is not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer (other than adding consideration), (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition or the Governmental Orders Condition (as defined in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase), (v) add to or amend any of the other conditions and requirements to the Offer described in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase in a manner adverse to the holders of Shares in any material respect, (vi) extend the Expiration Date in a manner other than in accordance with the Merger Agreement or (vii) otherwise modify, supplement or amend any of the other terms of the Offer in a manner adverse to the holders of Shares in any material respect.

        Subject to the respective rights of Corning, the Purchaser and AFOP to terminate the Merger Agreement and the Offer as provided in the Merger Agreement, the Merger Agreement provides that the Purchaser (i) will extend the Offer for one or more periods of up to twenty (20) business days each if, at the then-scheduled Expiration Date, any of the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase are not satisfied or, where permitted by applicable law, waived by the Purchaser or Corning, (ii) may extend the Offer once, for a period of up to ten (10) business days if, on or prior to any then-scheduled Expiration Date, the Dow Corning Transaction has not been consummated (in no event will the Purchaser extend the Offer for this reason beyond June 3, 2016), and (iii) will extend the Offer for any period required by applicable law or applicable rule, regulation, interpretation or position of the SEC or its staff or NASDAQ applicable to the Offer. In no event will the Purchaser extend the Offer for any reason beyond July 15, 2016.

        Corning and the Purchaser have agreed that they will not terminate the Offer prior to any scheduled Expiration Date without the written consent of AFOP, except if the Merger Agreement has been terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then the Purchaser is required to not accept any Shares tendered pursuant to the Offer, and to promptly (and in any case within 48 hours of the termination of the Merger Agreement), irrevocably and unconditionally terminate the Offer and promptly return (or cause the Depositary to return) all Shares tendered in the Offer in accordance with applicable law.

Merger Without Meeting of Stockholders

        Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement, including the Minimum Condition, pursuant to Section 251(h) of the DGCL, the Purchaser and AFOP will consummate the Merger, with AFOP continuing as the Surviving Corporation and a wholly owned subsidiary of Corning, without a vote of AFOP's stockholders.

Conversion of Securities

        Pursuant to the Merger Agreement, each Share not tendered in the Offer and issued and outstanding immediately prior to the Effective Time (other than Shares that are held in the treasury of AFOP, Shares owned by Corning or any subsidiary of Corning (including the Purchaser), and Shares in respect of which appraisal rights are perfected in accordance with Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration.

Effect on AFOP Options and Restricted Stock

        Subject to any required tax withholdings:

  •
  At the Effective Time, each outstanding and unexercised option to purchase Shares, to the extent it is vested as of the Effective Time, shall be cancelled in exchange for an amount equal to the product of (1) the total number of Shares subject to such Vested Option immediately prior to such cancellation and (2) the excess, if any, of the Offer Price over the exercise price per Share subject to such Vested Option immediately prior to such cancellation. The Vested Option payment will be paid by Corning or AFOP as soon as practicable (and in any event within five (5) business days) following the Effective Time, without interest.

  •
  At the Effective Time, each outstanding and unexercised option to purchase Shares, to the extent it is unvested as of the Effective Time, shall be converted into and become an option to purchase Corning Common Stock. After the Effective Time, each such option may be exercised solely for shares of Corning Common Stock and will generally be subject to the same exercisability terms and vesting schedule in place for such option as of immediately prior to the Effective Time. The number of shares of Corning Common Stock subject to each option shall be determined by multiplying the number of Shares that were subject to the option immediately prior to the Effective Time by the Conversion Ratio and rounding the resulting number down to the nearest whole number. The per share exercise price for Corning Common Stock issuable upon exercise will be determined by dividing the per share exercise price of Shares subject to such option, as in effect immediately prior to the Effective Time, by the Conversion Ratio and rounding the resulting exercise price up to the nearest whole cent.

  •
  At the Effective Time, each RSU granted under an AFOP stock plan, to the extent it is vested and outstanding as of the Effective Time, shall be cancelled and exchanged for a right to payment in cash of an amount equal to (1) the total number of Shares subject to such Vested RSU immediately prior to such cancellation and (2) the Offer Price. The Vested RSU payment will be paid by Corning or AFOP as soon as practicable (and in any event within five (5) business days) following the Effective Time, without interest.

  •
  At the Effective Time, each RSU that is outstanding, to the extent it is unvested as of the Effective Time, shall be assumed by Corning and shall be converted into an award entitling the holder to a payment in cash of an amount equal to the product of (1) the total number of Shares subject to such restricted stock unit that is outstanding and unvested as of the Effective Time immediately prior to such conversion and (2) the Offer Price, less all applicable withholding and taxes. The cash payments for such Unvested RSUs will become payable on the date or dates that such Unvested RSU would have become vested under the vesting schedule in place for such Unvested RSU as of immediately prior to the Effective Time.

Effect on the ESPP

        Pursuant to the terms of the Merger Agreement, AFOP will terminate the ESPP and any offering thereunder prior to the Effective Time. In conjunction with termination of the final ESPP offering, all accumulated contributions from eligible participants will be applied towards the purchase of Shares pursuant to the ESPP terms. At the Effective Time, each Share held in the ESPP brokerage account that has not been tendered in the Offer will be treated the same as any other Share not tendered in the Offer and either converted into Merger Consideration at the Effective Time as described above or, subject to the holder's proper demand and perfection of appraisal rights, addressed via the DGCL Section 262 procedures as described below.

Closing of the Merger

        Unless the Merger Agreement is terminated prior to such time, the closing of the Merger (the "Merger Closing") will occur on a date no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in the Merger Agreement.

        On the date on which the Merger Closing actually occurs (the "Closing Date"), AFOP will file an appropriate certificate of merger together with any other appropriate documents with the Delaware Secretary of State. The Merger will become effective at the time (the "Effective Time") such certificate and such other documents have been so filed or at another time as is agreed by the parties and specified in such certificate and such other documents. On the terms and subject to the conditions of the Merger Agreement, at the Effective Time, the Purchaser will be merged with and into AFOP and the separate existence of the Purchaser will cease. AFOP will survive the Merger as the Surviving Corporation and a wholly owned subsidiary of Corning. At the Effective Time, among other things as provided pursuant to the DGCL, all of the property, rights, privileges, immunities, powers and franchises of AFOP and the Purchaser will vest in AFOP, and all of their debts, liabilities and duties will become debts, liabilities and duties of AFOP.

Dissenter's Rights

        Each Share outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal rights for such Shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration and instead the holder of such Shares will be entitled to receive a judicial determination of the fair value of the holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. The value so determined could be higher or lower than the price per Share paid by the Purchaser pursuant to the Offer. If, after the effective time of the Merger, any holder fails to perfect, or otherwise waives, withdraws or loses its rights to appraisal under Section 262 of the DGCL or other applicable law, the right of such holder to be paid the fair value of such Shares will cease and such Shares will be deemed converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest and subject to any withholding taxes required by applicable law.

        The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to Section 262 of the DGCL. Failure to follow the steps that Section 262 of the DGCL requires for perfecting appraisal rights may result in the loss of those rights.

Representations and Warranties

        Pursuant to the Merger Agreement, AFOP makes customary representations and warranties to Corning and the Purchaser with respect to, among other matters:

  •
  its and its subsidiaries' organization, qualification and good standing;

  •
  its and its subsidiaries' organizational or governing documents;

  •
  its subsidiaries, including their jurisdiction of organization, authorized and outstanding equity interests and record owners;

  •
  its capitalization, including numbers of shares issued and outstanding and reserved or otherwise subject to issuance;

  •
  its necessary corporate power and corporate authority to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement;

  •
  the absence of any conflict with its and its subsidiaries' organizational or governing documents or violations of laws;

  •
  required governmental consents and filings;

  •
  its necessary permits;

  •
  the absence of any violation of laws, including anti-corruption or anti-bribery laws;

  •
  its SEC filings;

  •
  its financial statements;

  •
  its internal controls and procedures;

  •
  the absence of any undisclosed liabilities;

  •
  the absence of certain changes or events since December 31, 2015;

  •
  its and its subsidiaries' employee benefit plans;

  •
  certain labor and other employment matters;

  •
  its and its subsidiaries' contracts and indebtedness;

  •
  outstanding litigation;

  •
  certain environmental matters;

  •
  its and its subsidiaries' intellectual property, technology and software;

  •
  its and its subsidiaries' product warranties and their compliance with their product warranties;

  •
  certain tax matters;

  •
  its and its subsidiaries' insurance;

  •
  title to its and its subsidiaries' properties and assets;

  •
  its and its subsidiaries' real property;

  •
  the receipt of a fairness opinion of its financial advisor;

  •
  information to be included in the offer documents and Schedule 14D-9; and

  •
  obligations to its financial advisor and lack of any other obligations to pay a brokerage, finders', advisory or other similar fee.

        Pursuant to the Merger Agreement, Corning and the Purchaser make customary representations and warranties to AFOP with respect to:

  •
  their respective organization, qualification and good standing;

  •
  their respective necessary corporate power and corporate authority to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement;

  •
  the absence of any conflict with its and its subsidiaries' organizational or governing documents or violations of laws;

  •
  required governmental consents and filings;

  •
  outstanding litigation;

  •
  information to be included in the offer documents and Schedule 14D-9;

  •
  sufficient funds to consummate the transactions contemplated by the Merger Agreement;

  •
  ownership and prior activities of the Purchaser;

  •
  applicability of Section 203 of the DGCL; and

  •
  lack of any brokerage, finders', advisory or other similar fee.

        The representations and warranties of the parties included in the Merger Agreement (including those described above) are made as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Such representations and warranties were made solely for the benefit of the other parties to the Merger Agreement and are qualified in several important respects, which you should consider as you read them in the Merger Agreement. The representations and warranties are qualified in their entirety by certain information filed by AFOP with the SEC prior to the date of the Merger Agreement, as well as by confidential disclosure schedules that AFOP delivered to Corning in connection with the execution of the Merger Agreement, and are qualified by contractual standards of materiality that may differ from what stockholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement. The representations and warranties will not survive the consummation of the Merger. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

The Rights Agreement

        Pursuant to the Merger Agreement, AFOP represents to Corning and the Purchaser that the AFOP Board determined that the Offer and the Merger is a "Permitted Offer," as such term is defined under the Rights Agreement, and none of the approval, execution or delivery of the Merger Agreement, the consummation of the Offer or the Merger or any of the transactions contemplated hereby will cause the Rights to become exercisable.

Material Adverse Effect

        Several of the representations, warranties, covenants and closing conditions contained in the Merger Agreement refer to the concept of a "Material Adverse Effect." As defined in the Merger Agreement, "Material Adverse Effect" means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a materially adverse effect on the business, results of operations or condition (financial or otherwise) of AFOP and its subsidiaries, taken as a whole or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or the performance by AFOP (including its subsidiaries) of any of its material obligations under the Merger Agreement. A Material Adverse Effect will not include, with respect to the changes, event, effect, occurrence, state of facts or development described in clause (i) above, changes, events, effects, occurrences, states of facts or developments to the extent attributable to:

  •
  changes in general economic or political conditions or financial or securities markets in general in any location where AFOP or AFOP's subsidiaries have material operations (except to the extent such changes disproportionately, whether individually or together with other changes, events, effects, occurrences, states of facts or developments, affect AFOP and its subsidiaries, taken as a whole, as compared to others operating in the same principal industries and geographic markets in which AFOP and its subsidiaries operate);

  •
  changes in conditions generally affecting the principal industry in which AFOP and AFOP's subsidiaries operate (except to the extent such changes disproportionately, whether individually or together with other changes, events, effects, occurrences, states of facts or developments, affect AFOP and its subsidiaries, taken as a whole, as compared to others operating in the same principal industries and geographic markets in which AFOP and its subsidiaries operate);

  •
  changes in GAAP or applicable law, or enforcement or interpretation thereof, in each case as applicable to AFOP and AFOP's subsidiaries (except to the extent such changes disproportionately, whether individually or together with other changes, events, effects, occurrences, states of facts or developments, affect AFOP and its subsidiaries, taken as a whole, as compared to others operating in the same principal industries and geographic markets in which AFOP and its subsidiaries operate);

  •
  acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism (except to the extent the same disproportionately, whether individually or together with other changes, events, effects, occurrences, states of facts or developments, affect AFOP and its subsidiaries, taken as a whole, as compared to others operating in the same principal industries and geographic markets in which AFOP and its subsidiaries operate);

  •
  any hurricane, tornado, flood, earthquake, tsunami, volcano eruption or other natural disaster (except to the extent the same disproportionately, whether individually or together with other changes, events, effects, occurrences, states of facts or developments, affect AFOP and its subsidiaries, taken as a whole, as compared to others operating in the same principal industries and geographic markets in which AFOP and its subsidiaries operate);

  •
  the execution, delivery, announcement or pendency of the Merger Agreement, AFOP's compliance with the terms of the Merger Agreement or the anticipated consummation of the Offer or the Merger, including the impact thereof on the relationships, contractual or otherwise, of AFOP or any of AFOP's subsidiaries with employees, labor unions, customers, suppliers or business partners, (provided that nothing described in this clause will affect the rights of Corning and the Purchaser in respect of the representations and warranties that expressly address the consequences resulting from the execution and delivery of the Merger Agreement or the announcement of the Merger Agreement or pendency of the transactions contemplated by the Merger Agreement, subject to the confidential disclosures made by AFOP in the disclosure schedule delivered to Corning and the Purchaser at the time of the execution of the Merger Agreement;

  •
  any legal proceedings made or brought by any current or former securityholders of AFOP (on their own behalf or on behalf of AFOP) arising out of or related to the Merger Agreement or any of the transactions contemplated by the Merger Agreement;

  •
  any failure by AFOP to meet any internal or published projections, forecasts, estimates or projections in respect of revenues, cash flow, earnings or other financial or operating metrics for any period (provided that the underlying causes of such change or failure will not be excluded under this clause, unless otherwise excludable); or

  •
  any changes in the market price or trading volume of shares of AFOP Common Stock (provided that the underlying causes of such change or failure will not be excluded under this clause, unless otherwise excludable).

Covenants

AFOP Interim Operating Covenants

        The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time, except as disclosed in the disclosure schedule delivered to Corning and the Purchaser at the time of the execution of the Merger Agreement, as required or permitted by the Merger Agreement or applicable law, or otherwise with the prior written consent of Corning (which may not be unreasonably withheld, conditioned or delayed), AFOP will conduct its business in the ordinary course consistent with past practice, use commercially reasonable efforts to keep available the services of the current officers, employees and consultants of it and its subsidiaries, to preserve the goodwill and current relationships of it and its subsidiaries with customers, suppliers and others with whom it and its subsidiaries have significant business relations, and to preserve intact its business organization.

        Without limiting the foregoing, AFOP has agreed that during the same time period, except as disclosed in the disclosure schedule delivered to Corning and the Purchaser at the time of the execution of the Merger Agreement, as required or permitted by the Merger Agreement or applicable law, or otherwise with the prior written consent of Corning (which may not be unreasonably withheld, conditioned or delayed), neither it nor any of its subsidiaries will, directly or indirectly, take (or agree to take) certain specified actions, including:

  •
  amend their respective charter or organizational documents;

  •
  declare, set aside or pay any dividends on, or make any other distributions in respect of, or enter into any agreement with respect to the voting of, any capital stock of AFOP or its subsidiaries, with certain exceptions;

  •
  split, combine or reclassify any capital stock of AFOP or its subsidiaries;

  •
  issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of AFOP or its subsidiaries;

  •
  purchase, redeem or otherwise acquire any equity interest in AFOP or its subsidiaries with certain exceptions;

  •
  take any action that would result in any amendment modification or change of any term of any indebtedness of AFOP or its subsidiaries;

  •
  issue, deliver, sell, grant, pledge, transfer, subject to any lien (other than certain permitted liens) or otherwise encumber or dispose of any equity interest in AFOP or its subsidiaries, with certain exceptions;

  •
  amend any term of any equity interest of AFOP;

  •
  adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to AFOP or any of its subsidiaries;

  •
  terminate, cancel, renew or agree to any material amendment of any of AFOP's specified material contracts, enter into any contract that, if existing on the date of the Merger Agreement, would be considered a material contract of AFOP pursuant to the Merger Agreement, or amend any existing contract that, after giving effect to such amendment, would be considered a material contract of AFOP pursuant to the Merger Agreement, in each case with certain exceptions;

  •
  incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $250,000 in the aggregate in any fiscal quarter;

  •
  acquire any material business, assets or capital stock of any person or entity, or division thereof, whether in whole or in part;

  •
  acquire or license from any person or entity or any intellectual property rights or specified technology other than in the ordinary course of business consistent with past practice;

  •
  sell, lease, license, pledge, transfer, exchange, abandon, disclaim, forfeit, grant rights in or access to other persons or entities, or subject to any lien or otherwise dispose of any of its intellectual property rights or specified technology, material assets or material properties (including specified products), with certain exceptions;

  •
  sell, dispose of, disclose, or license the source code for specified proprietary software of AFOP to any person or entity, with certain exceptions;

  •
  disclose any trade secrets or other proprietary and confidential information to any person or entity, with certain exceptions;

  •
  enter into any arrangement, the result of which is the loss, expiration or termination of any license or right under or to any specified third-party intellectual property (excluding any licenses to commercially available "off-the-shelf" software);

  •
  grant to any current or former director, officer, employee or consultant of AFOP or any of its subsidiaries any increase in compensation, bonus or other benefits, with certain exceptions;

  •
  grant to any current or former director, officer, employee or consultant of AFOP or any of its subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, with certain exceptions;

  •
  establish, adopt, enter into or amend any employee benefit plans (other than offer letters that contemplate "at will" employment without severance benefits) or collective bargaining agreement, with certain exceptions;

  •
  take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan, with certain exceptions;

  •
  make any person or entity a beneficiary of any retention plan under which such person or entity is not already as of the date of the Merger Agreement a beneficiary which would entitle such Person or entity to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by the Merger Agreement, with certain exceptions;

  •
  fire or involuntary terminate any officer of AFOP, other than for cause, with certain exceptions;

  •
  write-down any of its material assets, with certain exceptions;

  •
  incur any indebtedness in an amount in excess of $250,000 or modify in any material respect the terms of any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of AFOP or any of its subsidiaries;

  •
  make any loans, advances or capital contributions to, or investments in, any other person or entity, with certain exceptions;

  •
  agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting AFOP or any of its subsidiaries from competing in any line of business or with any person or entity in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services);

  •
  make, change or rescind any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, amend any material tax returns or file any material claim for tax refunds, enter into any material closing agreement, enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, settle or compromise any material tax claim, audit, assessment, investigation or controversy, surrender any right to claim a material tax refund or credit, file any tax return relating to AFOP or any of its subsidiaries that has been prepared in a manner that is inconsistent with the past practices or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes;

  •
  compromise or settle (or agree to do any of the preceding with respect to) any legal action, other than in the ordinary course of business, or waive, relinquish, release, grant, transfer or assign any right with a value of more than $250,000 in any individual case;

  •
  cancel or terminate or allow to lapse without commercially reasonably substitute policy, or amend in any material respect or enter into, any material insurance policy, with certain exceptions;

  •
  cancel or terminate or allow to lapse any material permit;

  •
  take any action that is intended or would reasonably be expected to result in any of the conditions and requirements of the Offer described in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase or the conditions to the Merger set forth in the Merger Agreement not being satisfied;

  •
  except as required by applicable law, convene any regular or special meeting (or any adjournment thereof) of the stockholders of AFOP;

  •
  make any material change in its investment policies with respect to cash or marketable securities; or

  •
  authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.

Third Party Acquisition Proposals

        Pursuant to the Merger Agreement, AFOP has certain obligations with respect to a "Competing Proposal." The Merger Agreement defines the term "Competing Proposal" as, other than the transactions contemplated by the Merger Agreement, any bona fide proposal or offer from a third party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving AFOP or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of AFOP and its subsidiaries, as determined on a book-value or fair-market-

value basis, (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) or license by any person or entity of 20% or more of the consolidated assets of AFOP and its subsidiaries, as determined on a book-value or fair-market-value basis, (iii) the purchase or acquisition, in any manner, directly or indirectly, by any person or entity of 20% or more of the issued and outstanding shares of AFOP Common Stock or any other equity interests in the AFOP, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person or entity beneficially owning 20% or more of the shares of AFOP common stock or any other equity interests of AFOP or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of AFOP and its subsidiaries, as determined on a book-value or fair-market-value basis or (v) any combination of the foregoing.

        Pursuant to the Merger Agreement, AFOP has agreed that it will, and it will cause its subsidiaries to, and it will use its reasonable best efforts to cause its representatives to immediately (i) cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any persons or entities that may be ongoing with respect to a Competing Proposal and (ii) instruct each person or entity that has previously executed a confidentiality agreement in connection with such person's or entity's consideration of a Competing Proposal to return to AFOP or destroy any non-public information previously furnished to such person or entity or to such person's or entity's representatives by or on behalf of AFOP or its subsidiaries.

        Subject to the exceptions described below, AFOP has agreed that during the period from the date of the Merger Agreement until the Effective Time, in accordance with its terms, it will not, and will cause its subsidiaries not to, and will use its reasonable best efforts to cause each controlled affiliate and any representative of AFOP to:

  •
  solicit, initiate, knowingly facilitate or encourage (including by way of furnishing non-public information) any Competing Proposal;

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal;

  •
  approve, endorse, recommend, execute or enter into, or publicly propose to approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive contract (other than a certain acceptable confidentiality agreement) with respect to any Competing Proposal (an "Alternative Acquisition Agreement");

  •
  take any action to make the provisions of any state takeover statute (including Section 203 of the DGCL) or any applicable anti-takeover provision in AFOP's organizational documents inapplicable to any transactions contemplated by a Competing Proposal; or

  •
  terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar contract entered into by the AFOP in respect of or in contemplation of a Competing Proposal except to the extent the AFOP Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that failure to take any such actions to the extent necessary to permit a person or entity to make a Competing Proposal, would be inconsistent with its fiduciary duties under applicable law, and provided that such actions must be conditioned upon such person or entity making such Competing Proposal agreeing to disclosure of such Competing Proposal to Corning and the Purchaser.

        If, at any time between the date of the Merger Agreement and the Acceptance Time, (i) AFOP, any of its subsidiaries or any of its representatives receives a written, bona-fide Competing Proposal from any person or entity (or group of persons or entities) which did not result from any breach by

AFOP, any of its subsidiaries or their representatives of their non-solicitation obligations under the Merger Agreement, and (ii) AFOP's Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), then AFOP and its representatives may:

  •
  furnish, pursuant to a confidentiality agreement containing customary terms and that does not prohibit or otherwise restrict AFOP or any of its subsidiaries from making any of the disclosures required to be made by the no solicitation provision of the Merger Agreement or any other provision of the Merger Agreement and contains provisions that are no less favorable in the aggregate to AFOP than those contained in the Confidentiality Agreement (as defined below), information (including non-public information) with respect to AFOP and its subsidiaries to the person or group of persons who has made such Competing Proposal (which information must also promptly be provided to Corning, unless Corning previously received such information); and

  •
  engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Competing Proposal.

        The Merger Agreement defines "Superior Proposal" as an unsolicited bona fide written Competing Proposal (except the references therein to "20%" shall be replaced by "50.1%") made by a third party which was not solicited by AFOP, any of its subsidiaries or any of their respective representatives and which, in the good faith judgment of the AFOP Board, after consultation with its independent financial advisors and outside legal counsel, and after taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, if any, and the third party making such Competing Proposal, (i) if accepted, is reasonably capable of being consummated (including from a financing and regulatory point of view) and (ii) if consummated would in the good faith judgment of the AFOP Board, after consultation with AFOP's financial advisor, result in a transaction that is more favorable to AFOP's stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may have been offered in writing by Corning).

        The Merger Agreement provides that AFOP will notify Corning promptly (and in any event within 48 hours) following the receipt by any of the officers or directors of AFOP or any of its subsidiaries, certain other specified individuals, attorneys or legal advisors representing AFOP or its subsidiaries, or any investment banker or financial advisors representing AFOP or its subsidiaries of any:

  •
  Competing Proposal; or

  •
  any request for discussions or negotiations regarding any Competing Proposal.

        In connection with such notification, the Merger Agreement provides that AFOP will indicate to Corning the identity of the person or group of persons making such Competing Proposal or request and shall provide a copy of such Competing Proposal, indication, or request (or, where no such copy is available, a reasonably detailed description of such Competing Proposal, indication, or request), including any modifications thereto. Thereafter, AFOP must keep Corning informed (orally and in writing) on a current basis (and in any event at Corning's request and otherwise no later than 48 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Competing Proposal, indication, or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any revised written proposals or offers relating thereto.

Board Recommendation Change

        The Merger Agreement provides that neither the AFOP Board nor any committee of the AFOP Board will (i) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Corning or the Purchaser, the AFOP Board Recommendation, (ii) fail to include the AFOP Board Recommendation in the Schedule 14D-9, (iii) if a tender offer or exchange offer for shares of capital stock of AFOP that constitutes a Competing Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the stockholders of AFOP within 10 business days after commencement thereof or fail to reaffirm the AFOP Board Recommendation within four business days after Corning so requests in writing (with certain exceptions), or (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Proposal made or received after the date of the Merger Agreement (the actions described in this paragraph, an "Adverse Recommendation Change"), or cause or permit AFOP or any of its subsidiaries to enter into any Alternative Acquisition Agreement.

        Notwithstanding the prohibition described above, the AFOP Board may make an Adverse Recommendation Change as described in clause (i) of the description of "Adverse Recommendation Change" above or otherwise terminate the Merger Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal, if the AFOP Board has received a bona fide written Competing Proposal that the AFOP Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, constitutes a Superior Proposal, after having complied with, its obligation to notify and negotiate with Corning and the Purchaser, (as described below), and if, in connection with an Adverse Recommendation Change described in clause (i) of such description, the AFOP Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

        However, notwithstanding the exceptions described above, the AFOP Board is not entitled to make an Adverse Recommendation Change or terminate the Merger Agreement with respect to a Superior Proposal unless:

  •
  None of AFOP, its subsidiaries or any of their representatives have breached the non-solicitation obligations set forth in the Merger Agreement in any respect as relates to such Superior Proposal;

  •
  AFOP has provided written notice (a "Notice of Superior Proposal") to Corning and the Purchaser that AFOP intends to take such action, which notice includes a copy of such Superior Proposal (including the identity of the third party making the Superior Proposal) and copies of all relevant documents relating to such Superior Proposal (including all financing documents, if applicable, provided that AFOP is not required to disclose any provisions of a fee letter that are customarily redacted, if so required by the third party making the Superior Proposal);

  •
  during the four business days period following Corning's and the Purchaser's receipt of the Notice of Superior Proposal, AFOP must, and must cause the its representatives to, negotiate with Corning and the Purchaser in good faith (to the extent Corning and the Purchaser desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal would cease to be a Superior Proposal; and

  •
  following the end of the four business days period, the AFOP Board must have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, taking into account any changes to the Merger Agreement proposed in writing by Corning and the Purchaser in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

        Further, the AFOP Board may make an Adverse Recommendation Change in response to certain "Intervening Events" if the AFOP Board determines in good faith, after consultation with its legal advisors, that failure to do so would be inconsistent with its fiduciary duties under applicable law. The

Merger Agreement defines "Intervening Event" as any fact, event, development or change in circumstances that materially affects the business, assets or operations of AFOP and its subsidiaries (taken as a whole) and was not known to or reasonably foreseeable by the AFOP Board as of the date of the Merger Agreement, which becomes known to the AFOP Board before the Acceptance Time. The Merger Agreement provides that in no event will any action taken by either party pursuant to and in compliance with the covenants set forth in the Merger Agreement, or the consequences of any such action, constitute an Intervening Event, and (ii) in no event will the receipt, existence of or terms of a Competing Proposal or Superior Proposal, or any inquiry relating thereto or the consequences thereof constitute an Intervening Event. The AFOP Board may not make an Adverse Recommendation Change in response to an Intervening Event unless AFOP:

  •
  provides Corning with a written description of such Intervening Event in reasonable detail,

  •
  keeps Corning reasonably informed of material developments with respect to such Intervening Event,

  •
  notifies Corning in writing at least four business days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifying the reasons therefor (such notice, a "Recommendation Change Notice"), and

  •
  prior to the expiration of such four Business Day period, Corning does not make a bona fide proposal to amend the terms of the Merger Agreement that the AFOP Board determines in good faith would obviate the need to make an Adverse Recommendation Change in accordance with its fiduciary duties under applicable law.

Conditions to the Completion of the Merger

        The following conditions must be satisfied or waived before AFOP or Corning is obligated to complete the Merger:

  •
  The Purchaser has accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not properly withdrawn in the Offer; and

  •
  No governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or governmental order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger (provided that each party used its reasonable best efforts to oppose any such action by such governmental authority).

Termination of the Merger Agreement

        The Merger Agreement provides that it may be terminated:

  •
  by mutual written consent of AFOP and Corning at any time prior to the Acceptance Time;

  •
  by either AFOP or Corning, if the Offer expires on or after July 15, 2016 as a result of the non-satisfaction of any condition or requirement of the Offer or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that such right to terminate will not be available to any party whose breach of the Merger Agreement has been the primary cause of or primarily resulted in the failure or the non-satisfaction of any condition or requirement of the Offer or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

  •
  by AFOP, if Corning has not delivered to AFOP the required sole stockholder consent within one business day following the date of the Merger Agreement;

  •
  by either the AFOP or Corning, if any governmental authority of competent jurisdiction has issued a governmental order or taken any other action permanently restraining, enjoining or otherwise prohibiting the commencement of the offer or permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, and such governmental order or other action has become final and non-appealable (which order or other action the party seeking to terminate the Merger Agreement cooperated to contest and resist); provided, however, that the right to terminate the Merger Agreement shall not be available to any party if the issuance of such final and non-appealable governmental order or action was due to the failure by such party (including, in the case of Corning, the Purchaser) to perform any of its obligations under the Merger Agreement;

  •
  by Corning, at any time prior to the Acceptance Time if (i) an Adverse Recommendation Change occurred, (ii) AFOP has breached in any material respect its non-solicitation obligations under the Merger Agreement, (iii) AFOP has failed to include the AFOP Board Recommendation in the Schedule 14D-9 or to permit Corning to include the AFOP Board Recommendation in the offer documents, (iv) within ten (10) business days of the date any Competing Proposal or any material modification thereto is first publicly announced or otherwise communicated to the stockholders of AFOP, or otherwise within five business days following Corning's written request, AFOP fails to issue a press release that expressly reaffirms the AFOP Board Recommendation to the extent required under the Merger Agreement or (v) AFOP or the AFOP Board (or any committee thereof) authorizes or publicly proposes to do any of the foregoing;

  •
  by AFOP, at any time prior to the Acceptance Time if the AFOP Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if AFOP has complied in all respects with its obligations with respect to such Superior Proposal (and any Competing Proposal that was a precursor thereto) and is otherwise permitted to accept such Superior Proposal; provided, however, that AFOP must simultaneously with such termination enter into the Alternative Acquisition Agreement and pay the Termination Fee (as described below) to Corning;

  •
  by Corning, at any time prior to the Acceptance Time if: (i) there is an uncured inaccuracy in any representation or warranty of AFOP contained in the Merger Agreement or breach of any covenant of AFOP contained in the Merger Agreement, in any case, such that any condition to the Offer contained in the Representations and Warranties Condition or the Covenants Condition (each as defined in Section 15—"Certain Conditions of the Offer" of this Offer to Purchase) is not or is not reasonably likely to be satisfied, (ii) Corning has delivered to AFOP written notice of such uncured inaccuracy or breach and (iii) either such uncured inaccuracy or breach is not capable of cure or at least twenty (20) calendar days has elapsed since the date of delivery of such written notice to AFOP and such uncured inaccuracy or breach shall not have been cured; provided, however, that with respect to the failure of the condition to the Offer contained in the Representations and Warranties Condition, Corning does not have the right to terminate as described in this paragraph following the delivery to Corning and the Purchaser of an Extension Officers' Certificate (after receipt by AFOP of the Dow Corning Extension Notice), other than in the case of an uncured inaccuracy that results from an intentional breach by AFOP of any representation or warranty of AFOP contained in the Merger Agreement during the Dow Corning Extension such that any condition to the Offer contained in the Representations and Warranties Condition is not or is not reasonably likely to be satisfied;

  •
  by AFOP, at any time prior to the Acceptance Time if: (i) there is an uncured inaccuracy in any representation or warranty of Corning or the Purchaser contained in the Merger Agreement or breach of any covenant of Corning or the Purchaser contained in the Merger Agreement that has impaired or is reasonably like to materially impair the ability of Corning and the Purchaser to consummate, or prevent or materially delay, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; (ii) AFOP has delivered to Corning written notice of such uncured inaccuracy or breach; and (iii) either such uncured inaccuracy or breach is not capable of cure or at least twenty (20) calendar days has elapsed since the date of delivery of such written notice to Corning and such uncured inaccuracy or breach has not been cured;

  •
  by Corning, at any time prior to the Acceptance Time if there has been a Material Adverse Effect since the date of the Merger Agreement and the same is continuing; provided, however, that Corning does not have the right to terminate as described in this paragraph following the delivery to Corning and the Purchaser of an Extension Officers' Certificate (after receipt by AFOP of the Dow Corning Extension Notice);

  •
  by AFOP at any time prior to the Acceptance Time if the Purchaser fails to accept for payment and pay for Shares validly tendered and not properly withdrawn in the Offer and at such time all of the conditions and requirements of the Offer are satisfied or have been waived; or

  •
  at any time by AFOP if the Offer has not commenced as of May 5, 2016, with certain exceptions.

Termination Fee; Effect of Termination

        If the Merger Agreement is terminated by Corning in the circumstances described in the fifth bullet or by AFOP in the circumstances described in the sixth bullet point under "Termination of the Merger Agreement" in this Section 12(a)—"Merger Agreement," then AFOP will pay to Corning a termination fee in an amount equal to $10,541,022 (the "Termination Fee").

        If the Merger Agreement is terminated by Corning or AFOP in the circumstances described in the second bullet point under "Termination of the Merger Agreement" in this Section 12(a)—"Merger Agreement" (if the only condition or requirement of the Offer not satisfied at the time of such termination is the Minimum Condition) or in the circumstances described in the seventh bullet point under "Termination of the Merger Agreement" in this Section 12(a)—"Merger Agreement" (to the extent such termination right arises from a breach of a covenant under the Merger Agreement), and subsequent to the date of the Merger Agreement and prior to the date of the termination of the Merger Agreement a Competing Proposal is publicly announced or otherwise becomes publicly known, then AFOP will pay the Termination Fee to Corning (for these purposes, references to "20%" in the definition of "Competing Proposal" are replaced by "50%").

        In the event of a termination of the Merger Agreement by either AFOP or Corning, as described above, the Merger Agreement will become void and there will be no liability or obligation on the part of Corning, the Purchaser or AFOP or their respective subsidiaries, officers or directors, except with respect to any liabilities or damages incurred or suffered as a result of the willful and material breach by AFOP, on the one hand, or Corning or the Purchaser, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement (and certain other customary exceptions).

Amendment and Assignment

        The Merger Agreement may be amended at any time prior to the Acceptance Time by AFOP, Corning or the Purchaser by action taken by or on behalf of their respective boards of directors. The Merger Agreement may not be amended except by an instrument in writing signed by the parties.

        The Merger Agreement may not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties. Notwithstanding the foregoing, however, Corning may assign any of or all its rights, interests and obligations under the Merger Agreement to any direct or indirect subsidiary of Corning, but no such assignment by Corning will relieve Corning of its obligations under the Agreement to the extent such obligations are not timely discharged by the assignee. Additionally, Corning may transfer its ownership interest in the Purchaser to any direct or indirect subsidiary of Corning (including, following the consummation of the Dow Corning Transaction, any entity that may become a subsidiary of Corning as a result of that transaction), but no such transfer by Corning will relieve Corning of its obligations under the Merger Agreement to the extent such obligations are not timely discharged by Purchaser or the newly acquired subsidiary of Corning to which Corning may have transferred its ownership interest in Purchaser.

Governing Law

        The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (b)   Confidentiality Agreement.

        On February 17, 2015, Corning and AFOP entered into a confidentiality agreement (the "Confidentiality Agreement") in connection with Corning's consideration of a possible transaction with or involving AFOP. Under the Confidentiality Agreement, Corning and AFOP agreed, subject to certain exceptions, to keep confidential certain non-public information relating to the other party for a period of five years from the date of its disclosure. The Confidentiality Agreement includes a standstill provision which expires on the first to occur of (i) a Fundamental Change Event (as defined in the Confidentiality Agreement) or (ii) twelve months from the date of the Confidentiality Agreement. This standstill provision was amended by the Exclusivity Agreement (as defined below). The Confidentiality Agreement also contains a non-solicitation provision prohibiting each party from, either directly or indirectly, soliciting for employment or otherwise contracting for the services of any employee of the other party for a period of two years from the date of the Confidentiality Agreement, subject to certain exceptions.

        The foregoing summary and description of the Confidentiality Agreement do not purport to be complete and are qualified in their entirety by reference to the Confidentiality Agreement which the Purchaser has filed as an exhibit to the Schedule TO.

        (c)   Exclusivity Agreement.

        On January 13, 2016, Corning and AFOP entered into an Exclusivity Agreement (the "Exclusivity Agreement"). Under the terms of the Exclusivity Agreement, AFOP agreed that, until 5:00 PM New York City time on February 15, 2016, if not terminated at a different time according to the mutual written agreement of Corning and AFOP, neither AFOP nor its representatives would, directly or indirectly: (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making of any proposal from a person or group of persons, other than Corning and its affiliates, that may constitute, or would reasonably be expected to lead to, an alternative transaction; (ii) enter into or participate in any discussion or negotiations with any person or group of persons other than Corning and its affiliates regarding an alternative transaction; (iii) furnish any information relating to AFOP or any of its subsidiaries, assets or businesses, or afford access to the assets, business, properties, employees, books or records of AFOP or any of its subsidiaries to any person or group of persons other than Corning and its representatives, in all cases for the purpose of assisting with or facilitating an alternative transaction; (iv) grant any waiver or release of any standstill or similar agreement with respect to any equity securities of AFOP or any of AFOP's subsidiaries; or (v) enter into an alternative transaction or any agreement, arrangement or understanding, including, without limitation, any letter of intent, term sheet or other similar document, relating to an alternative transaction. AFOP agreed that any such discussions or negotiations in progress related to an alternative transaction would be terminated during such period. The Exclusivity Agreement also includes a provision that amends the Confidentiality Agreement to extend the Standstill (as defined in the Confidentiality Agreement) to expire on the first to occur of (i) a Fundamental Change Event (as defined in the Confidentiality Agreement) or (ii) twelve months from the date of the Exclusivity Agreement.

        The foregoing summary and description of the Exclusivity Agreement do not purport to be complete and are qualified in their entirety by reference to the Exclusivity Agreement which the Purchaser has filed as an exhibit to the Schedule TO.

13.   Source and Amount of Funds

        The Offer is not conditioned on the procurement of any financing. The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $305 million. The Purchaser intends to obtain such funds from Corning (or an alternative wholly owned subsidiary of Corning), and Corning intends to obtain such funds (or cause its subsidiary to obtain such funds) from cash on hand.

        The Purchaser believes that the financial condition of the Purchaser and Corning is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Purchaser will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger from a wholly owned subsidiary of Corning designated by Corning (or failing that, from Corning itself), (c) the Offer is not subject to any financing condition and (d) if the Purchaser consummates the Offer, Corning will acquire any remaining Shares for the same cash price in the Merger.

14.   Dividends and Distributions

        The Merger Agreement provides that, without the prior written consent of Corning or as may be required by law, AFOP will not, and will not permit any of its subsidiaries to (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of AFOP or any of its subsidiaries (other than dividends and distributions by a direct or indirect wholly owned subsidiary of AFOP to its parent, distributions under AFOP's employee stock purchase program of no more than 142,000 shares and distributions resulting from the vesting or exercise of such options or the vesting and settlement of RSUs outstanding on the date of the Merger Agreement). See Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase.

15.   Certain Conditions of the Offer

        Notwithstanding any other provisions of the Offer or the Merger Agreement, and in addition to the Purchaser's right to extend, amend or terminate the Offer in accordance with the Merger Agreement and applicable law, the Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of, or the payment for, any tendered Shares if:

  (i)
  the Minimum Condition has not been satisfied;

  (ii)
  the expiration or early termination of any applicable waiting period or receipt of required clearance, consent, authorization or approval under the HSR Act and any foreign antitrust laws has not been obtained or any waiting period (or extension thereof) or mandated filing has not lapsed at or prior to the Expiration Date (the "Governmental Orders Condition");

  (iii)
  any of the following has occurred and is continuing at the Expiration Date:

  (a)
  any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order which is then in effect and makes the Offer or the Merger illegal or otherwise prohibits, restrains or prevents the consummation of the Offer or the Merger (provided that Corning and the Purchaser have used their reasonable best efforts to oppose any such action by such governmental authority);

  (b)
  the representations and warranties of AFOP in the Merger Agreement:

  •
  as to, among other matters, the qualification and good standing of AFOP and its subsidiaries (except where any failure to be so qualified or in good standing would not either individually or in the aggregate have, or be reasonably expected to have, a material and adverse effect on AFOP and its subsidiaries (taken as a whole), and any failure to be so qualified or in good standing resulting from any change in applicable law occurring after the date of the Merger Agreement that does not have a disproportionately adverse effect on AFOP and its subsidiaries, taken as a whole, as compared to other persons operating in the same principal industries and geographic markets in which the AFOP and its subsidiaries operate, which, individually or in the aggregate, has not had a Material Adverse Effect (as defined in Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase)); provision by AFOP to Corning and the Purchaser of accurate and complete copies of the organizational or governing documents of AFOP and its subsidiaries; necessary corporate power and corporate authority of AFOP to enter into the Merger Agreement; and the absence, since December 31, 2015, of any Material Adverse Effect are not true and correct in all respects;

  •
  as to, among other matters, the subsidiaries of AFOP (including their jurisdiction of organization, authorized and outstanding equity interests and record owners of such outstanding equity interests); the authorized capital stock of AFOP (including numbers of shares issued and outstanding and reserved or otherwise subject to issuance) are not true and correct in all respects, except for de minimis exceptions;

  •
  as to, among other matters, the organization, existence and good standing of AFOP and its subsidiaries, the requisite corporate or organizational power of AFOP and its subsidiaries necessary to own, lease or operate their respective properties and assets and conduct their respective businesses as currently conducted; the AFOP shares that are subject to issuance under AFOP stock plans being duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights; and AFOP's obligations to AFOP's financial advisor and lack of any other brokerage, finders', advisory or other similar fee are not true and correct in all material respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time);

  •
  other than those described above (without giving effect to any references to material adverse effect or materiality qualifications) are not true and correct in all respects as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect;

    (c)
    AFOP breaches or fails in any material respect to perform or to comply with the Covenants Condition;

    (d)
    the Material Adverse Effect Condition;

    (e)
    AFOP fails to deliver a certificate executed by its Chief Executive Officer and its Chief Financial Officer, dated as of the Expiration Date, to the effect that the Representations and Warranties Condition, the Covenants Condition and the Material Adverse Effect Condition have been satisfied, or, in the event of the Dow Corning Extension, that the Covenants Condition has been satisfied and there has been no intentional breach by AFOP of any representation or warranty of AFOP contained in the Merger Agreement during the Dow Corning Extension such that any Representations and Warranties Condition is not satisfied;

    (f)
    an Adverse Recommendation Change has occurred and has not been withdrawn or AFOP has approved, endorsed or recommended a Competing Proposal other than the Offer or the Merger; or

    (g)
    the Merger Agreement has been terminated in accordance with its terms.

        If AFOP delivers an Extension Officers' Certificate following the delivery of the Dow Corning Extension Notice, the Representations and Warranties Condition will be deemed thereafter to have been satisfied as of the Expiration Date, other than for failures of the Representations and Warranties Condition that result from intentional breaches of any representation and warranty during the Dow Corning Extension. Additionally, if AFOP delivers an Extension Officers' Certificate following the delivery of the Dow Corning Extension Notice, the Material Adverse Effect Condition will be deemed thereafter to have been satisfied as of the Expiration Date.

        The foregoing conditions are for the sole benefit of Corning and the Purchaser and may be asserted by Corning or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived in writing (as permitted by applicable law) by Corning or the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement; however, in no event may Corning or the Purchaser waive the Minimum Condition.

16.   Certain Legal Matters; Required Regulatory Approvals

        General.    Except as set forth in this Offer to Purchase, based on its examination of publicly available information filed by AFOP with the SEC and other publicly available information concerning AFOP, neither Corning nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of AFOP and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares in the Offer, or of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares pursuant to the Offer. Should any such approval or other action be required, Corning and the Purchaser expect to seek such approval or action, except as described below under "—State Takeover Laws." There can be no assurance that any such approval or other action, if required, would be obtained or would be obtained without substantial conditions, or that adverse consequences to AFOP's business might not result. Except as otherwise described in this Offer to Purchase, although neither AFOP nor the Purchaser presently intends to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to AFOP's business or that certain parts of AFOP's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

        State Takeover Laws.    A number of states (including Delaware, where AFOP is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." The AFOP Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL.

        Based on information supplied by AFOP and the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the AFOP Board, we do not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described herein, neither Corning nor AFOP has currently attempted to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, we may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 15—"Certain Conditions of the Offer" of this Offer to Purchase.

        The foregoing discussion of certain provisions of the DGCL is not a complete description of the DGCL or of those provisions thereof and is qualified in its entirety by reference to the DGCL.

        U.S. Antitrust Compliance.    Under the HSR Act, and the rules and regulations that have been promulgated thereunder, certain transactions may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have expired or been terminated. Although we do not expect these or any other regulatory authorities to raise any significant concerns in connection with their review of the transactions contemplated by the Merger Agreement, there can be no assurance that all applicable waiting periods described above will expire or be terminated and, if they do expire or are terminated, there can be no assurance as to the timing or the absence of any litigation challenging the transactions.

        Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained or required waiting periods to expire in order to consummate the Offer or the transactions contemplated by the Merger Agreement. If any such approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, conditions may be placed on the Merger, on our businesses or on those of AFOP that could cause the parties to fail to consummate the transactions.

        At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division, the FTC, or others (including foreign governmental authorities with jurisdiction over the parties, states and private parties) could take action under the antitrust laws, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of AFOP or its subsidiaries or Corning or its subsidiaries. Although there is no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, regarding the result thereof, we do not expect any governmental authority, state or private party to take legal action under the antitrust laws.

17.   Fees and Expenses

        Corning has retained Georgeson LLC as Information Agent in connection with the Offer. The Information Agent may contact the stockholders of AFOP by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Corning will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for certain out-of-pocket expenses. Corning has agreed to indemnify the Information Agent and related parties against certain liabilities and expenses in connection with the Offer. In addition, Corning and the Purchaser have retained American Stock Transfer & Trust Company, LLC as Depositary in connection with the Offer. Corning will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for certain out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection with the Offer.

        Except as set forth above, neither Corning nor the Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Corning will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18.   Miscellaneous

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

        Litigation.    The Purchaser is not aware of any pending legal proceeding relating to the Offer.

        Neither Corning nor the Purchaser is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Corning or the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Corning and the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Corning and the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will the Purchaser accept tenders from or on behalf of, stockholders of AFOP in that state. Corning and the Purchaser have filed with the SEC the Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, AFOP has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the AFOP Board with respect to the Offer and the reasons for the recommendation of the AFOP Board and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under

Section 8—"Certain Information Concerning" and Section 9—"Certain Information Concerning Corning and the Purchaser" of this Offer to Purchase.

        None of Corning or the Purchaser has authorized any person to give any information or to make any representation on behalf of Corning or the Purchaser not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

        Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Corning, the Purchaser, AFOP or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

APRICOT MERGER COMPANY

        April 21, 2016

 SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF CORNING INCORPORATED AND APRICOT MERGER COMPANY

CORNING INCORPORATED

        The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each of the members of the board of directors and each executive officer of Corning Incorporated. Unless otherwise noted, the current business address of each person identified below is One Riverfront Plaza, Corning, NY 14831 and the current business phone number of each of these individuals is (607) 974-9000. Unless otherwise noted, each person identified below is a citizen of the United States.

Name, Citizenship and Business Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five Years
Donald W. Blair	Director	Retired	Director, Corning Incorporated (2014—Present)
Executive Vice President and Chief Financial Officer, NIKE, Inc. (1999—2015)
Stephanie A. Burns	Director	Retired	Director, Corning Incorporated (2012—Present)
Director, Hewlett Packard Inc. (2015—Present)
Director, Kellogg Company (2014—Present)
Director, GlaxoSmithKline plc (2007—Present)
Chairman, Dow Corning Corporation (2006—2011)
CEO, Dow Corning Corporation (2004—2011)
John A. Canning, Jr.	Director	Investment and Finance Executive	Director, Corning Incorporated (2010—Present)
Director, Exelon Corporation (2008—Present)
Chairman, Madison Dearborn Partners, LLC (2007—Present)
Director, TransUnion Corp. (2006—2009 and 2010—2012)
Richard T. Clark	Director	Retired	Director, Corning Incorporated (2011—Present)
Director, Automatic Data Processing (2011—Present)
Director, Chairman, President and Chief Executive Officer, Merck & Co., Inc. (2005—2011)
James P. Clappin	President, Corning Glass Technologies	Executive Management	President, Corning Glass Technologies, Corning Incorporated (2010—Present)
Robert F. Cummings, Jr.	Director	Retired	Director, Corning Incorporated (2006—Present)

Name, Citizenship and Business Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five Years
Director, W.R. Grace & Co. (2015—Present)
Director, Viasystems Group, Inc. (2003—2015)
Vice Chairman, Investment Banking, JPMorgan Chase & Co. (2010—2016)
Martin J. Curran	Executive Vice President and Innovation Officer	Executive Management	Executive Vice President and Innovation Officer, Corning Incorporated (2013—Present)
Corning Innovation Officer, Corning Incorporated (2012—2013)
Senior Vice President and General Manager, Corning Optical Fiber, Corning Incorporated (2007—2012)
Dr. Jeffrey W. Evenson	Senior Vice President and Chief Strategy Officer	Executive Management	Senior Vice President and Chief Strategy Officer, Corning Incorporated (2015—Present)
Senior Vice President and Operations Chief of Staff, Corning Incorporated (2011—2015)
Lisa Ferrero	Senior Vice President and Chief Administrative Officer	Executive Management	Senior Vice President and Chief Administrative Officer, Corning Incorporated (2016—Present) General Manager, Corning Display Technologies, Corning Incorporated (2010—2015)
Deborah A. Henretta	Director	Senior Advisor	Director, Corning Incorporated (2013—Present)
Senior Advisor, SSA & Company (2016—Present)
Director, Meritage Homes Corporation (2016—Present)
Director, NiSource, Inc. (2015—Present)
Group President of Global E-Business, Procter & Gamble (2015—2015)
Group President of Global Beauty Sector, Procter & Gamble (2013—2015)
Group President, Procter & Gamble Asia (2007—2013)
Daniel P. Huttenlocher	Director	Dean and Vice Provost	Director, Corning Incorporated (2015—Present)
Dean and Vice Provost, Cornell University (2012—Present)
Director, John D. and Catherine T. MacArthur Foundation (2010—Present)
Clark S. Kinlin	Executive Vice President	Executive Management	Executive Vice President, Corning Incorporated (2012—Present)

Name, Citizenship and Business Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five Years
President and Chief Executive Officer, CCS Holdings, Inc. (2008—2012)
Kurt M. Landgraf	Director	Retired	Director, Corning Incorporated (2007—Present)
Director, Louisiana-Pacific Corporation (2005—Present)
President and Chief Executive Officer, Educational Testing Service (2000—2013)
Kevin Martin	Director	Attorney/Executive Management	Director, Corning Incorporated (2013—Present)
Vice President, Mobile and Global Access Policy, Facebook, Inc. (2015—Present)
Director, Xtera Communications, Inc. (2010—2016)
Managing Director, the Lindsey Group (2013—2015)
Partner, Squire Patton Boggs (2009—2015)
Lawrence D. McRae	Vice Chairman and Corporate Development Officer	Executive Management	Vice Chairman and Corporate Development Officer, Corning Incorporated (2015—Present)
Executive Vice President, Strategy and Corporate Development, Corning Incorporated (2010—2015)
Dr. David L. Morse	Executive Vice President and Chief Technology Officer	Executive Management	Executive Vice President and Chief Technology Officer, Corning Incorporated (2012—Present)
Senior Vice President and Director, Corporate Research, Corning Incorporated (2006—2012)
Eric S. Musser	Executive Vice President, Corning Technologies and International	Executive Management	Executive Vice President, Corning Technologies and International, Corning Incorporated (2014—Present) President, Corning International (2012—2014)
General Manager, Corning China, Corning Incorporated (2007—2012)
Christine M. Pambianchi	Senior Vice President, Human Resources	Executive Management	Senior Vice President, Human Resources, Corning Incorporated (2010—Present)
Deborah D. Rieman	Director	Executive Chairman	Director, Corning Incorporated (1999—Present)
Executive Chairman, MetaMarkets Group (2013—Present)
Director, Neustar, Inc. (2015—Present)
Director, Keynote Systems (2002—2012)
Mark S. Rogus	Senior Vice President and Treasurer	Financial Executive	Senior Vice President and Treasurer, Corning Incorporated (2004—Present)

Name, Citizenship and Business Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five Years
Edward A. Schlesinger	Vice President and Corporate Controller	Financial Executive	Vice President and Corporate Controller, Corning Incorporated (2015—Present)
Senior Vice President and Chief Financial Officer, Optical Communications, Corning Incorporated (2013—2015)
Vice President and Sector Chief Financial Officer, Industrial Technologies, Ingersoll Rand (2010—2012)
Lewis A. Steverson	Senior Vice President and General Counsel	Attorney/Executive Management	Senior Vice President and General Counsel, Corning Incorporated (2013—Present)
Senior Vice President, General Counsel and Corporate Secretary, Motorola Solutions, Inc. (1995—2013)
Hansel E. Tookes II	Director	Retired	Director, Corning Incorporated (2001—Present)
Director, Harris Corporation (2005—Present)
Director, NextEra Energy, Inc. (2005—Present)
Director, Ryder Systems Inc. (2002—Present)
Director, BBA Aviation plc. (2007—2013)
R. Tony Tripeny	Senior Vice President and Chief Financial Officer	Financial Executive	Senior Vice President and Chief Financial Officer, Corning Incorporated (2015—Present)
Senior Vice President, Corporate Controller and Principal Accounting Officer Corning Incorporated (2009—2015)
Director, Hardinge Corporation (2012—Present)
Wendell P. Weeks	Chairman of the Board, President and Chief Executive Officer	Chief Executive Officer	Chairman of the Board, Corning Incorporated (2007—Present) Chief Executive Officer, Corning Incorporated (2005—Present)
President, Corning Incorporated (2010—Present)
Director, Amazon.com, Inc. (2016—Present)
Director, Merck & Co., Inc. (2004—Present)
Mark S. Wrighton	Director	Chancellor and Professor of Chemistry	Director, Corning Incorporated (2009—Present) Chancellor and Professor of Chemistry, Washington University in St. Louis (1995—Present)
Director, Brooks Automation, Inc. (2005—Present)
Director, Cabot Corporation (1997—Present)

 APRICOT MERGER COMPANY

        The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each member of the board of directors and each executive officer of Apricot Merger Company. Unless otherwise noted, the current business address of each person identified below is One Riverfront Plaza, Corning, NY 14831 and the current business phone number of each of these individuals is (607) 974-9000. Unless otherwise noted, each person identified below is a citizen of the United States.

Name, Citizenship and Business Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five Years
William L. Juan	Secretary	Attorney	Division Vice President—Law, Mergers and Acquisitions, Corning Incorporated (2014—Present)
Division Counsel, Corning Incorporated (1998—2014)
Lawrence D. McRae	President and Director	Executive Management	Vice Chairman and Corporate Development Officer, Corning Incorporated (2015—Present)
Executive Vice President, Strategy and Corporate Development, Corning Incorporated (2010—2015)
Lewis A. Steverson	Director	Attorney/Executive Management	Senior Vice President and General Counsel, Corning Incorporated (2013—Present)
Senior Vice President, General Counsel and Corporate Secretary, Motorola Solutions, Inc. (1995—2013)
R. Tony Tripeny	Vice President and Director	Financial Executive	Senior Vice President and Chief Financial Officer, Corning Incorporated (2015—Present)
Senior Vice President, Corporate Controller and Principal Accounting Officer Corning Incorporated (2009—2015)
Director, Hardinge Corporation (2012—Present)

        The Letter of Transmittal, Certificates and any other required documents should be sent or delivered by each stockholder of AFOP or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Hand or Courier:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

For assistance call (877) 248-6417 or (718) 921-8317

        You may direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at Corning's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
Shareholders, Banks and Brokers:
Call Toll-Free: (866) 203-9357

Email: AFOP@georgeson.com